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As filed with the Securities and Exchange Commission on May 14, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WII COMPONENTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2426 (Primary Standard Industrial Classification Code Number)	73-1662631 (I.R.S. Employer Identification Number)

WOODCRAFT INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	2426 (Primary Standard Industrial Classification Code Number)	41-0735706 (I.R.S. Employer Identification Number)

PRIMEWOOD, INC.
(Exact Name of Registrant as Specified in its Charter)

North Dakota (State or Other Jurisdiction of Incorporation or Organization)	2493 (Primary Standard Industrial Classification Code Number)	45-0319765 (I.R.S. Employer Identification Number)

BRENTWOOD ACQUISITION CORP.
(Exact Name of Registrant as Specified in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	2426 (Primary Standard Industrial Classification Code Number)	06-1638791 (I.R.S. Employer Identification Number)

525 Lincoln Avenue, SE
St. Cloud, Minnesota 56304
(320) 252-1503
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John Fitzpatrick, Chief Executive Officer
WII Components, Inc.
St. Cloud, Minnesota 56304
(320) 252-1503
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:
Kevin M. Dennis, Esq.
Ettore A. Santucci, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

        Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10% Senior Notes due 2012	$120,000,000	100%	$120,000,000	$15,204

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange the outstanding securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated            , 2004

Prospectus

WII COMPONENTS, INC.

Offer to Exchange up to $120,000,000 Aggregate Principal Amount of
10% Senior Notes due 2012
for
All of the $120,000,000 Aggregate Principal Amount of our outstanding
10% Senior Notes due 2012

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, $120,000,000 principal amount of unregistered WII Components, Inc.'s 10% Senior Notes due 2012 that we issued on February 18, 2004 for $120,000,000 aggregate principal amount of registered WII Components, Inc.'s 10% Senior Notes due 2012. In this prospectus, we refer to the outstanding original notes as the "old notes" and the registered notes as the "exchange notes." The old notes and exchange notes are collectively referred to in this prospectus as the "notes."

The Exchange Notes

  •
  Maturity Date: February 15, 2012.

  •
  Interest Rate: 10% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning. August 15, 2004.

  •
  Resale: The exchange notes will be freely tradable.

The Exchange Offer

  •
  Expiration: 12:00 a.m., New York City time on[    ], 2004, unless we extend the expiration date. The offer will not under any circumstances be extended beyond[    ], 2004.

  •
  Conditions: The exchange offer is not conditioned upon any aggregate principal amount of old notes being tendered.

  •
  Tendered Securities: All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933, as amended. If you fail to tender your outstanding old notes, you will continue to hold unregistered old notes, and your ability to transfer them could be adversely affected.

  •
  Withdrawal: Tenders of outstanding old notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  Tax Consequences: If you tender outstanding old notes in the exchange offer, the exchange will not be a taxable event.

  •
  Proceeds: We will not receive any proceeds from the exchange offer.

  •
  Trading: The exchange notes will not be listed on any securities exchange.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with the resale of the exchange notes.

        See the section entitled "Risk Factors" that begins on page 11 for a discussion of the risks that you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004

i

FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "believe," "anticipate," "expect," "estimate," "may," "will," "should," "continue," "plans," "intends," "likely" or other similar expressions are forward-looking statements. We caution you that forward-looking statements involve unknown risks, uncertainties and other factors that may cause our actual results and performance to differ materially from any future results or performance expressed or implied by these forward-looking statements.

        Without limiting the generality of the preceding statement, all statements in this prospectus providing estimates and projections concerning or relating to the following matters are forward-looking statements:

  •
  financial results and conditions;

  •
  margins, costs and expenditures;

  •
  cash flows and growth rates;

  •
  demand for our products;

  •
  industry trends;

  •
  new product and customer initiatives;

  •
  manufacturing and other cost-saving initiatives; and

  •
  our liquidity and capital resources.

        In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting our judgment based upon current information and involve a number of risks and uncertainties. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Those factors include, among other things:

  •
  our high degree of leverage and significant debt service obligations;

  •
  restrictions under the indenture governing the notes and our new senior secured revolving credit facility;

  •
  changes in interest rates and general economic, homebuilding industry or home repair and remodeling industry conditions;

  •
  changes in the price of raw materials;

  •
  interruptions in deliveries of raw materials or finished goods;

  •
  the highly competitive nature of our industry; and

  •
  increases in the cost of labor.

        We urge you to review carefully this prospectus, particularly the section "Risk Factors," for a more complete discussion of the risks of an investment in the notes.

SUMMARY

        You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before making an investment decision. In this prospectus, the terms "WII Components," "we," "our" or "us" refer to WII Components, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires. In April 2003, WII Components, Inc. was formed by a group of investors led by Behrman Capital III L.P. to acquire Woodcraft Industries, Inc., or Woodcraft, and its subsidiaries, PrimeWood, Inc., or PrimeWood, and Brentwood Acquisition Corp., or Brentwood. WII Components conducts all of its operations through its direct subsidiary, Woodcraft, and its indirect subsidiaries, PrimeWood and Brentwood. For periods prior to April 2003, the terms "we," "our" or "us" refer to Woodcraft, as our predecessor, and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

Our Company

Overview

        We are one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States. We generate approximately 90% of our sales from the kitchen and bath cabinet manufacturing industry. Our reputation for high quality and reliable performance has enabled us to establish strong, long-standing relationships with our customers, which include most of the top cabinet manufacturers in the United States. Our customers, in turn, distribute their products through various sales channels, including specialty kitchen and bath cabinet dealers, home center retailers and homebuilders. On a combined basis for the year ended December 31, 2003, we generated net sales of approximately $173.6 million.

        We believe that we have one of the broadest product offerings of doors and related components for the kitchen and bath cabinet manufacturing industry. Our products include: (1) hardwood cabinet door components, face frames and drawer fronts, (2) fully assembled hardwood cabinet doors, (3) rigid thermofoil, or RTF, cabinet doors and components, (4) veneer raised panels, or VRPs, and (5) a variety of laminated and profile-wrapped components. We produce over 100,000 SKUs for our customers, representing a wide array of styles, sizes, designs and wood species. In addition, we offer a variety of value-added services for our customers, such as new product design and development and kitchen-at-a time, or KAT, manufacturing, a small batch production process that enables us to deliver semi-custom doors and components on a quick-turnaround basis.

        We operate six manufacturing facilities located in Minnesota, North Dakota, Oregon and Kentucky that allow us to distribute our products nationwide. We have made substantial capital investments to broaden the scope of our manufacturing operations from rough milling through final production, which maximizes our yield from raw materials and allows us to meet the short lead time requirements of our customers. Our technical knowledge and expertise with respect to the entire production process enable us to meet the specifications and delivery time demands of our customers for almost any style of cabinet doors or components with high quality standards at a competitive cost. We believe we offer customers among the shortest lead times in the industry, an important criterion in our customers' procurement decisions.

        Over the last six years, through internal growth and the consummation of two acquisitions, we have substantially enhanced our market position, product breadth and geographic reach. We acquired PrimeWood in 1998 and Brentwood in 2002. These acquisitions have increased our profitability and created a strong platform for our future growth by giving us an expanded range of products, additional manufacturing capacity and broader geographic coverage.

        Our senior management team has an average of 17 years of industry experience and 12 years with our Company. Our President and Chief Executive officer, John Fitzpatrick, has over 25 years of experience in managing manufacturing-based companies and has led our senior management team since July 2000. Our Chief Financial Officer, Dale Herbst, joined us in 1992, and our three senior operational managers have been with us for an average of 20 years.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange up to $120,000,000 aggregate principal amount of the exchange notes for up to $120,000,000 aggregate principal amount of the old notes.

The terms of the exchange notes are identical in all material respects to the old notes except that the exchange notes will not contain the terms with respect to certain transfer restrictions and registration rights relating to the old notes.
Outstanding old notes may be tendered, and will be exchanged, only in integral principal multiples of $1,000. Exchange notes will be issued only in integral principal multiples of $1,000.
Registration Rights Agreement
We issued $120,000,000 aggregate principal amount of the old notes on February 18, 2004 in a private offering. In connection with the offering, we and Credit Suisse First Boston LLC and Wachovia Capital Markets LLC, the initial purchasers in the offering, entered into a registration rights agreement that granted the holders of the old notes exchange and registration rights. Specifically, in the registration rights agreement, we agreed to file, on or before June 17, 2004 this exchange offer registration statement with respect to a registered offer to exchange the old notes for the exchange notes. We also agreed to use our commercially reasonable efforts to cause the exchange registration statement to become effective under the Securities Act by September 10, 2004.
Resale
Based on an interpretation by the staff of the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that:
• you are acquiring the exchange notes in the ordinary course of your business;
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and
• you are not an "affiliate" of WII Components, Inc. within the meaning of Rule 405 of the Securities Act.

If a broker-dealer acquired old notes as a result of market-making or other trading activities and such broker-dealer wishes to participate in the exchange offer, the broker-dealer must acknowledge that the exchange notes it will receive in exchange for such old notes will be received for its own account and that such broker-dealer will deliver a prospectus in connection with any resale of such exchange notes.

Any holder of outstanding notes who:
	•	is an affiliate of WII Components, Inc.,
	•	does not acquire exchange notes in the ordinary course of its business, or
•
is a broker-dealer who acquired old notes directly from WII Components, Inc. or tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters, is not eligible to participate in the exchange offer and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the old notes.
Expiration Date	The exchange offer will expire at 12:00 a.m., New York City time, on , 2004, unless we extend the exchange offer. The offer will not under any circumstances be extended beyond , 2004.
Conditions to the Exchange Offer
The exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or applicable interpretation of the staff of the SEC. Please read the section entitled "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Old Notes
If your old notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer through the DTC program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. A letter of transmittal need not accompany tenders effected in this manner.
By tendering your old notes, you will represent to us that, among other things:
	•	the exchange notes you receive will be acquired in the ordinary course of your business;
•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;
	•	you are not our affiliate (within the meaning of Rule 405 under the Securities Act); and

•
if you are a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that book-entry interest or beneficial interest of old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."
Effect of Not Tendering
Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer of the old notes.

The trading market for old notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes.
Withdrawal Rights
You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange Offer—Exchange Agent" before 12:00 a.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but that were not accepted for exchange.
Tax Consequences
The exchange of unregistered old notes for registered exchange notes in the exchange offer should not result in any income, gain or loss to the holders of old notes or to us for U.S. federal income tax purposes.

Acceptance of Old Notes and Delivery of Exchange Notes
We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. See "The Exchange Offer—Procedures for Tendering Old Notes." The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.
Exchange Agent
We have appointed U.S. Bank, N.A. as the exchange agent for the exchange offer. The mailing address and telephone number of the exchange agent are: 60 Livingstone Avenue St. Paul, MN 55107, (800) 934-6802. See "The Exchange Offer—Exchange Agent."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

THE EXCHANGE NOTES

Issuer	WII Components, Inc.
Securities Offered	$120,000,000 aggregate principal amount of 10% Senior Notes Due 2012.
Maturity Date	February 15, 2012.
Interest	The notes will bear interest at the rate of 10% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2004.
Guarantees	The notes will be guaranteed, jointly and severally, on a senior basis by all of our current and certain of our future direct and indirect subsidiaries. See "Description of the Notes—Guarantees."
Ranking	The notes and the guarantees will be our and our subsidiary guarantors' senior obligations, and will rank:
• effectively junior to all of our and our subsidiary guarantors' existing and future secured indebtedness, to the extent of the value of the security for that indebtedness;
• equally with all of our and our subsidiary guarantors' existing and future senior unsecured indebtedness; and
• senior to all of our and our subsidiary guarantors' future subordinated indebtedness.

As of December 31, 2003, after giving pro forma effect to the offering of the old notes and the use of proceeds therefrom, as well as $1.2 million outstanding as of March 31, 2004 under our senior secured revolving credit facility:
•
we, excluding our subsidiaries, would have had $1.2 million, indebtedness, which would effectively rank senior to the notes, to the extent of the collateral securing such indebtedness and no indebtedness which would rank equally with the notes; and
•
our subsidiary guarantors would have had no indebtedness which would rank senior to the notes and approximately $4.3 million of senior indebtedness outstanding, excluding their guarantees of the senior indebtedness of the parent referred to above and including $4.3 million of capital leases, which would rank equally with the notes.
Optional Redemption
We may redeem some or all of the notes beginning on February 15, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to February 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of certain equity offerings.

Change of Control
If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell their notes to us at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to date of purchase. See "Description of the Notes—Change of Control."
Certain Covenants	The indenture governing the notes will contain covenants that limit our ability and our restricted subsidiaries' ability to, among other things:
	•	incur or guarantee additional indebtedness and issue certain types of preferred stock;
	•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;
	•	make investments;
	•	sell assets;
	•	create liens;
	•	enter into sale/leaseback transactions;
	•	consummate acquisitions;
	•	engage in transactions with our affiliates;
	•	create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;
	•	consolidate, merge or transfer all or substantially all of our assets; and
	•	transfer or issue shares of stock of subsidiaries.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants."

RISK FACTORS

        You should consider carefully each of the risks described below, together with all of the other information contained in this prospectus, before deciding to exchange your old notes for the exchange notes to be issued in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could adversely affect the value of the notes directly, or our business and financial results and thus indirectly cause the value of the notes to decline. The risks described below are not the only ones that could impact our company or the value of the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the notes.

Risks Related to Our Business

Downturns in the new home construction industry, repair and remodeling activity or the economy could negatively affect our business.

        Sales to the kitchen and bath cabinet market accounted for approximately 90% of our total sales for the year ended December 31, 2003. Sales in this market are driven by new home construction and home repair and remodeling activity. New home construction and repair and remodeling activity may be significantly affected by changes in economic and other conditions, such as gross domestic product levels, employment levels, demographic trends, availability of financing, interest rates and consumer confidence. These factors can negatively affect the demand for our products. Any deterioration in these factors could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on major customers for a significant portion of our net sales.

        For the year ended December 31, 2003, our top ten customers accounted for approximately 75% of our net sales. During this period, our two largest customers accounted for approximately 26% of our net sales. The permanent loss of, or a significant decrease in the level of purchases by, one or more of our major customers could have a material adverse effect on our results of operations. The ongoing trend toward consolidation in the cabinet manufacturing market in which our customers operate could increase the concentration of our sales and therefore increase these risks.

        In addition, some of our key cabinet manufacturer customers have the resources to manufacture internally the cabinet doors and components that we sell to them. Despite these manufacturing capabilities, these customers have chosen to outsource door and component production to us in part due to the quality of our products and in order to reduce costs, eliminate production risks and maintain company focus. However, we cannot assure you that these customers will continue to outsource door and component production in the future. Increased levels of production insourcing could result from a number of factors, such as shifts in our customers' business strategies, which could result from the acquisition of another door and component manufacturer, the inability of third party suppliers to meet product specifications and the emergence of low-cost production opportunities in foreign countries. Any significant reduction in the level of cabinet door and component production outsourcing from our cabinet manufacturing customers could significantly impact our sales and, accordingly, have a material adverse affect on our business, results of operations and financial condition.

Increased prices for raw materials used in our products could adversely affect our business.

        Our profitability is affected by the prices of lumber, which may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition and, in some cases, government regulation. The prices for the hardwood species we use in production of our hardwood doors and components are subject to some volatility. In the past calendar year such prices have all increased, with the size of the increase for the primary hardwood species we use ranging from approximately 2% for hard maple (approximately 50% of our lumber purchases) to approximately 20% for cherry (approximately 10% of our lumber purchases). We have no long-term supply contracts for the raw materials used in the manufacture of our products. This means that we are subject to changes in the prices charged by our suppliers. Significant increases in the prices of raw materials could materially adversely affect our business, financial condition and results of operations, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products. The primary raw material used in our hardwood components business is maple. In 2003, the U.S. kitchen and bath cabinet industry relied heavily on domestic maple, which is of a higher quality than imported maple. A shortage in the supply of domestic maple or certain other species of lumber would restrict our ability to make sales to our customers, which could also have a material adverse effect on our business, financial condition and results of operations.

Interruptions in deliveries of raw materials could adversely affect our business.

        Our dependency upon regular deliveries from suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If a substantial number of our suppliers was unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business, financial condition and results of operations could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs to us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material could cause us to cease manufacturing of one or more products for a period of time, which could have a material adverse effect on our business, financial condition and results of operations.

Environmental requirements may impose significant compliance costs and liabilities on us.

        Our facilities are subject to numerous federal, state and local laws relating to the protection of the environment. We believe we are in substantial compliance with all applicable requirements. Our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances from current properties or any associated offsite disposal location, or for contamination at our properties from activities conducted by previous occupants. Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities which could make it difficult to pay the interest or principal amount of the notes when due. In addition, we might incur significant capital and other costs to comply with increasingly stringent environmental laws and enforcement policies which would decrease our cash flow available to service our indebtedness.

We face intense competition in our markets.

        We operate in the highly fragmented and very competitive cabinet door and component industry. Our competitors include international, national and local cabinet and cabinet component manufacturers. These can be large consolidated operations with manufacturing facilities in large and efficient plants, as well as relatively small, local cabinetmakers. Some of our competitors may achieve greater market penetration in certain of the markets in which we operate, have greater financial and other resources available and be less highly leveraged, which may provide them with greater financial flexibility. Moreover, companies in other building products industries may choose to compete with us. To remain competitive, we will need to invest continuously in manufacturing, customer service and support and marketing. We may have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position within each of the markets we serve.

Cabinet manufacturers may increasingly rely on imported components, which could negatively affect our business.

        The number of foreign-made kitchen cabinets sold in the United States has increased in the last ten years. We believe that the number of foreign-made cabinet components sold in the United States has also increased, though we do not believe any detailed study of such a trend is currently available. This increase in sales of imported components is the result of foreign wood component manufacturers improving the quality of their products and services and, in some cases, offering lower prices. While we currently believe that the impact of imported products in our target markets is limited by, among other factors, the need for greater variety in terms of profiles, sizes and finishes, demand for higher quality products and short lead times, there can be no assurance that demand for foreign-made products will not increase in such markets. If domestic cabinet manufacturers continue to increasingly rely on foreign imports for their components, our business, financial condition and results of operations could be materially and negatively affected.

If we are unable to meet future capital requirements, our business may be adversely affected.

        We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes. As we grow our businesses, we may have to incur significant capital expenditures. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product offering may become dated, our productivity may be decreased and the quality of our products may be adversely affected, which, in turn, could negatively impact our business, financial condition and results of operations.

Increases in the cost of labor, union organizing activity and work stoppages at our facilities could materially affect our business.

        Our business is labor intensive. As a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. Currently, none of our employees are represented by labor unions. However, we cannot assure you that strikes or other types of conflicts with personnel will not arise or that we will not become a target for union organizing activity. Strikes, work stoppages or slowdowns could result in slowdowns or closures of our or our suppliers' facilities. In addition, organizations responsible for shipping our products may be impacted by strikes. Any interruption in the production or delivery of our products could reduce sales of our products and increase our costs.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

        Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. The loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully integrate, and may inherit significant liabilities in connection with, future acquisitions.

        We explore opportunities to acquire related businesses from time to time, some of which could be material to us. If we do consummate this acquisition or make acquisitions, our ability to continue to grow will depend upon effectively integrating these acquired companies, achieving cost efficiencies and managing these businesses as part of our company.

        We may not be able to effectively integrate the acquired companies or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, including general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business. The diversion of management's attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations. Further, the benefits that we anticipate from these acquisitions may not materialize.

        Additionally, we may be subject to unexpected claims and liabilities arising from these acquisitions. Such claims and liabilities could be costly to defend, could be material in amount and may exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties, in which event such unexpected claims and liabilities could materially and negatively effect our business and financial performance.

Our principal stockholder is in a position to affect our ongoing operations, corporate transactions and other matters.

        As of March 31, 2004, Behrman Capital III L.P., or Behrman, owned 95.9% of our outstanding voting capital stock. Behrman and its affiliates have the ability to control the election of our Board of Directors and the outcome of other issues submitted to the stockholders for approval. See "Security Ownership of Certain Beneficial Owners and Management." We cannot assure you that the interests of Behrman and its affiliates will not conflict with the interest of the holders of the notes. In particular, Behrman and its affiliates may cause a change of control at a time when we do not have sufficient funds to repurchase the notes as described under "Description of the Notes—Change of Control."

In the event financial information included in this prospectus that was audited by Arthur Andersen LLP is later determined to contain false statements, you may be unable to recover damages from Arthur Andersen LLP.

        Our consolidated balance sheet as of December 31, 2001 and the related statements of operations, shareholders' equity and cash flows for the fiscal year ended December 31, 2001 were audited by Arthur Andersen LLP. Arthur Andersen has ceased operations in the U.S. As a result, you may be limited in your ability to recover damages from Arthur Andersen under the Securities Act if it is later determined that there are false statements contained in any portion of this prospectus that have been prepared in reliance on financial data audited by Arthur Andersen.

Risks Related to the Notes

If you exchange your old notes, you may not be able to resell the exchange notes you receive in the exchange offer without registering them and delivering a prospectus.

        You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the SEC in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

  •
  holders who are not "affiliates" of our company within the meaning of Rule 405 of the Securities Act;

  •
  holders who acquire their exchange notes in the ordinary course of business; and

  •
  holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

        Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and would have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell the exchange notes they acquire in the exchange offer in order not to be deemed an underwriter. Broker-dealers that acquired old notes from us may not rely on the above interpretations of the staff of the SEC, are not eligible to participate in the exchange offer and must comply with the registration requirements and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in order to resell the old notes.

        You should review the more detailed discussion in "The Exchange Offer—Procedures for Tendering Old Notes."

You may have difficulty selling the old notes that you do not exchange, since outstanding old notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

        If a large number of outstanding old notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. This reduction in liquidity may in turn reduce the market price, and increase price volatility, of the old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

        In addition, if you do not tender your outstanding old notes or if we do not accept some outstanding old notes, those old notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the old notes that are described in the legend on the old notes and in the offering memorandum relating to the old notes.

Purchasers of the notes may not be able to sell the notes since there may not be an active trading market for the notes.

        The exchange notes are a new issue of securities with no established trading market. We do not intend to list the exchange notes on any securities exchange. An active trading market for the exchange notes may not develop or last, in which case the trading price of the exchange notes could be adversely affected. The trading price of the exchange notes will depend on many factors, including:

  •
  prevailing interest rates;

  •
  the market for similar securities;

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  general economic conditions; and

  •
  our financial condition, performance and prospects.

We have a substantial amount of indebtedness, which could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.

        As of December 31, 2003, on an as adjusted basis to reflect the offering of the old notes and the application of the net proceeds therefrom, as well as $1.2 million of indebtedness outstanding under our senior secured revolving credit facility as of March 31, 2004 and conversion in full of all outstanding convertible debt:

  •
  we, excluding our subsidiaries, would have had approximately $121.2 million of total indebtedness, consisting of the indebtedness represented by the old notes and $1.2 million outstanding under our senior secured revolving credit facility, and we also would have had $23.8 million of additional borrowing capacity available under that credit facility, subject to a borrowing base; and

  •
  our subsidiary guarantors would have had approximately $125.5 million of total indebtedness, including $120.0 million of indebtedness represented by our subsidiary guarantors' guarantees of the old notes, $1.2 million of indebtedness represented by our subsidiary guarantors guarantees of outstanding indebtedness under our senior secured revolving credit facility and $4.3 million of other indebtedness, including capital leases.

        The degree to which we are leveraged could have important consequences to the holders of the notes, including:

  •
  our ability to satisfy our obligations under the notes or other debt could be affected and any failure to comply with the requirements, including financial and other restrictive covenants, of any of our debt agreements could result in an event of default under the indenture governing the notes and the agreements governing our other indebtedness;

  •
  a substantial portion of our cash flow from operations will be required to make interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

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  our ability to obtain additional financing in the future may be impaired;

  •
  we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

  •
  our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

  •
  our degree of leverage may make us more vulnerable in the event of a downturn in our business, our industry or the economy in general.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, cash flows and business prospects.

We may be able to incur more indebtedness, which may intensify the risks associated with our substantial leverage, including risks to our ability to service our indebtedness.

        The indenture governing the notes permits us to incur additional indebtedness, including indebtedness under our $25.0 million senior secured revolving credit facility. Under certain circumstances, the amount of such additional indebtedness could be significant. In addition, the indenture will not prevent us from incurring obligations that do not constitute indebtedness, as it is defined in the indenture. To the extent we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash from operations in the future. Our ability to do so is subject to, among other things, general economic, financial, competitive and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our debt, we could be required to take actions such as reducing or delaying investments and potential acquisitions, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of our debt instruments, including the indenture governing the notes and the credit agreement governing our bank indebtedness, may restrict us from adopting some or all of these alternatives. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, or interest on the notes.

The notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors' secured indebtedness.

        The notes and the obligations of our subsidiary guarantors under their respective guarantees will not be secured by any of our assets. Our senior secured revolving credit facility is secured by substantially all of our and our subsidiary guarantors' present and future assets. As of March 31, 2004, we have $1.2 million outstanding under our senior secured credit facility, our subsidiary guarantors have approximately $4.3 million of capital leases outstanding, and we are able to borrow approximately $23.8 million of senior secured debt under our new senior secured revolving credit facility, subject to a borrowing base. See "Description of the Notes—Ranking." In addition, the indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. Holders of our secured debt will have claims that are effectively senior to your claims as holders of the notes, to the extent of the value of the assets securing the secured debt.

        If we become insolvent or are liquidated, or if payment under any secured debt is accelerated, the lenders thereunder would be entitled to exercise the remedies available to a secured lender.

Accordingly, the lender will have priority over any claim for payment under the notes to the extent of the value of the assets that constitute its collateral. If this were to occur, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied. Further, if any assets did remain after payment of these lenders, the remaining assets might be insufficient to satisfy the claims of holders of the notes and holders of other unsecured senior debt and potentially all other general creditors who would participate ratably with holders of the notes.

The notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of any of our future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any subsidiary guarantor whose guarantee of the notes is deemed to be unenforceable.

        Although all of our existing subsidiaries will guarantee the notes, our future subsidiaries may not be required to provide such a guarantee. In addition, for the reasons described below under "Applicable statutes allow courts, under specific circumstances, to void the notes and the subsidiary guarantees of the notes," the guarantees that are given by our subsidiaries may be unenforceable in whole or in part. The claims of creditors of any subsidiary that does not guarantee the notes or of any subsidiary whose guarantee of the notes is unenforceable will be required to be paid before the holders of the notes have a claim (if any) against those subsidiaries. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of the notes would not receive any amounts with respect to the notes from the assets of such subsidiary until after the payment in full of the claims of creditors (including preferred stockholders) of such subsidiary.

        As of March 31, 2004, our subsidiary guarantors would have had total liabilities (excluding liabilities owed to us and guarantees of the notes) of $25.0 million.

Restrictions in our debt agreements could limit our growth and our ability to respond to changing conditions.

        The indenture governing the notes contains a number of significant covenants. These covenants limit our ability, among other things, to:

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  incur or guarantee additional debt and issue certain types of preferred stock;

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  pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

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  make investments;

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  sell assets;

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  create liens;

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  enter into sale/leaseback transactions;

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  consummate acquisitions;

  •
  engage in transactions with our affiliates;

  •
  create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

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  consolidate, merge or transfer all or substantially all of our assets; and

  •
  transfer or issue shares of stock of subsidiaries.

        In addition, our senior secured revolving credit facility contains other and more restrictive covenants. Additionally, it requires us to maintain a fixed-charge coverage ratio and satisfy certain financial conditions.

        These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our senior secured credit facility and the indenture governing the notes impose on us.

        Upon our failure to comply with any of the covenants in our senior secured revolving credit facility, the lenders under that facility might be able (even without declaring a default) to cause us to use all of our available cash and free cash flow to service their indebtedness or otherwise prevent us from making payments of principal or interest on the notes. In addition, a default, if not waived, could result in acceleration of the debt outstanding under that facility and in a default with respect to, and acceleration of, the debt outstanding under our other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See "The Senior Credit Facility" and "Description of the Notes—Defaults."

Applicable statutes allow courts, under specific circumstances, to void the notes and the subsidiary guarantees of the notes.

        On February 24, 2004, we used a significant portion of the proceeds from the sale of the old notes to make payments to the holders of our capital stock. Our existing and certain of our future subsidiaries will guarantee our obligations under the notes. Our issuance of the notes and the issuance of the guarantees by the subsidiary guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a subsidiary guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or a subsidiary's guarantee, or subordinate the notes or such guarantee to the existing and future indebtedness of WII Components or of the applicable guarantor. While the relevant laws may vary from state to state, a court might do so if it found that when WII Components issued the notes or when a subsidiary entered into its guarantee or, in some states, when payments became due under the notes or such guarantee, WII Components or such subsidiary received less than reasonably equivalent value or fair consideration and either:

  •
  was or was rendered insolvent;

  •
  was left with inadequate capital to conduct its business; or

  •
  believed or reasonably should have believed that it would incur debts beyond its ability to pay.

        The court might also void the notes or a guarantee, without regard to the above factors, if the court found that WII Components issued the notes or a subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

        A court would likely find that WII Components or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if WII Components or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The distribution of a substantial portion of the proceeds of the notes to our shareholders could increase the risk of such a finding. If a court were to void the notes or a guarantee, you would no longer have a claim against WII Components or the applicable guarantor, as the case may be. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from WII Components or the subsidiary guarantor, as the case may be.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

        Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law, or may reduce the subsidiary's obligation to an amount that effectively makes the guarantee worthless.

We may record an impairment charge related to goodwill as a result of the payments to our shareholders which were made using a portion of the proceeds of the old notes.

        Accounting standards generally accepted in the United States require us to evaluate the recoverability of our recorded goodwill on an annual basis. This evaluation consists of estimating the fair value of our company and comparing that amount to the carrying value of the total assets on our books. If the estimated fair value of our company is equal to or greater than the carrying value of the total assets, including goodwill, the recorded carrying value of the total assets is considered to be recoverable. On February 24, 2004, we used $39.0 million of the proceeds from of the sale of the old notes to make payments to our existing shareholders. These payments may reduce the fair value of our company and thereby result in a goodwill impairment charge.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

        Upon the occurrence of a "change of control," as defined in the indenture, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase the notes would be a default under the indenture, which would in turn be a default under our new senior secured revolving credit facility. In addition, certain change of control events will constitute an event of default under our new senior secured revolving credit facility. A default under our new senior secured revolving credit facility would result in an event of default under the indenture if the lenders accelerate the debt under our new senior secured revolving credit facility.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under our new senior secured revolving credit facility and the notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our new senior secured revolving credit facility and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain agreements we made with the initial purchasers of the old notes. The net proceeds of the sale of the old notes were used to pay secured and unsecured indebtedness and also for general corporate purposes. We will not, however, receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive the old notes in like principal amount, the form and terms of which are substantially the same as the form and term of the exchange notes (which replace the old notes and which represent the same indebtedness). The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

THE EXCHANGE OFFER

Purposes and Effects of the Exchange Offer

        WII Components, Inc. sold $120 million aggregate principal amount of old notes on February 18, 2004 to initial purchasers, who resold the old notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons under Regulations S under the Securities Act in a private offering. In the registration rights agreement executed by WII Components, Inc. and the initial purchasers, we agreed to file with the SEC a registration statement (the "exchange registration statement") with respect to an offer to exchange the old notes for exchange notes. In addition, we agreed to use all commercially reasonable efforts to cause the exchange registration statement to become effective under the Securities Act by August 16, 2004, to offer the exchange notes pursuant to the exchange offer and to issue the exchange notes in exchange for the old notes tendered prior to the expiration of the exchange offer. We will be required to pay the holders of old notes additional interest at the rate of 0.25% per annum in principal amount of old notes if we fail to meet the filing and completion deadlines set forth in the registration rights agreement. The amount of additional interest shall increase by an additional 0.25% per annum in principal amount of old notes following each 90 day period in which we fail to meet the filing and completion deadlines, up to a maximum interest rate increase of 2% per annum in principal amount of old notes.

        This prospectus is part of the exchange registration statement that we have filed with the SEC. The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations thereunder. You are a "holder" with respect to the exchange offer if your old notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by DTC. Upon completion of the exchange offer, we will be required to file a registration statement to register any outstanding old notes only if a holder of old notes so requests and such holder is a broker-dealer or an affiliate of our company, or is not permitted pursuant to applicable law or applicable interpretations of the staff of the SEC to participate in the exchange offer (the "shelf registration statement"). If you do not tender your old notes, or if your old notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your old notes.

        Based on interpretations of the SEC staff set forth in no-action letters issued to third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

  •
  you are acquiring exchange notes in the ordinary course of your business;

  •
  you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

  •
  you are not an affiliate of WII Components, Inc. within the meaning of Rule 405 of the Securities Act.

        If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge (by delivering a completed letter of transmittal or agent's message if its tender is made through DTC) that it will deliver a prospectus in connection with any resale of such exchange notes. Each broker-dealer that purchased old notes directly from WII Components, Inc. may not participate in the exchange offer.

        The exchange offer is not being made to you, and you may not participate in the exchange offer, in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities laws of that jurisdiction.

Exchange Terms

        An aggregate of $120 million principal amount of old notes are currently issued and outstanding. The maximum principal amount of exchange notes that will be issued in exchange for outstanding old notes is $120 million.

        The form and terms of the exchange notes will be the same in all material respects as the form and terms of the old notes tendered in exchange for such exchange notes, except that the exchange notes will be registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will not represent additional indebtedness of our company and will be entitled to the benefits of the indenture, which is the same indenture under which the old notes were issued. Old notes that are accepted for exchange will be canceled and retired.

        Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from February 18, 2004. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 18, 2004. Old notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your old notes are accepted for exchange, you will not receive any payment in respect of interest on the old notes for which the record date occurs on or after completion of the exchange offer.

        You do not have any appraisal rights or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement. If you do not tender for exchange or if your tender is not accepted, the old notes will remain outstanding and you will be entitled to the benefits of the indenture, but generally will not be entitled to any registration rights under the registration rights agreement. We are not asking you for a proxy and you are requested not to send us a proxy.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date (as defined below) of the exchange offer. You should read "—Expiration Date; Extension; Termination; Amendments" below for an explanation of how the expiration date may be extended.

        You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any number or aggregate principal amount of old notes being tendered.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer will expire at 12:00 a.m., New York City time, on            , 2004, the "expiration date," unless extended by us. The offer will not under any circumstances by extended beyond            , 2004. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral or written notice to the exchange agent and by making a public announcement to that effect, prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

        To the extent we are legally permitted to do so, we expressly reserve the right, in our reasonable discretion, to amend any of the terms of the exchange offer. Any amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer for at least ten business days following the change. Our Board of Directors expresses no opinion and remains neutral as to whether you should accept the exchange offer.

        We expressly reserve the right, in our reasonable discretion, to terminate the exchange offer if the conditions set forth under "—Conditions to the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

        In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of old notes who have tendered their old notes.

Acceptance of Old Notes for Exchange

        We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the expiration date of the exchange offer. We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        If for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under "—Expiration Date; Extensions; Termination; Amendments" and "—Withdrawal of Tenders" subject to Rule 14e-1 under the Exchange Act, which requires that we offer to pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        If any tendered old notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "—Procedures for Tendering Old Notes—Book-Entry Transfer,"

such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

        Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in "—Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer. Each holder of old notes shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such holder's old notes pursuant to the shelf registration statement.

Procedures for Tendering Old Notes

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

        Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge (by delivering a completed letter of transmittal or agent's message if its tender is made through DTC) that it will deliver a prospectus in connection with any resale of such exchange notes.

        Tender of Old Notes Held Through DTC.    The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

        Tender of Old Notes Held in Physical Form.    For a holder to validly tender old notes held in physical form:

  •
  the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

  •
  the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth in this prospectus for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of transmittal and old notes should be sent only to the exchange agent and not to us or to any book-entry transfer facility.

        The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering old notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of old notes will be accepted.

        Signature Guarantees.    Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

  •
  the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes, or if any old notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

  •
  the old notes are tendered for the account of an eligible institution.

        An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

        Book-Entry Transfer.    The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at a book-entry transfer facility, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

        Guaranteed Delivery.    If you wish to tender your old notes and:

  •
  certificates representing your old notes are not lost but are not immediately available;

  •
  time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

  •
  the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

        then, you may tender if both of the following are complied with:

  •
  your tender is made by or through an eligible institution; and

  •
  on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

        The notice of guaranteed delivery must:

  •
  set forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

  •
  state that the tender is being made thereby;

  •
  guarantee that, within three trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

  •
  guarantee that the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three trading days after the date of the notice of guaranteed delivery.

        Other Matters.    Exchange notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for (or a timely book-entry confirmation with respect to) your old notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

  •
  any other documents required by the letter of transmittal.

        All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of old notes will not be considered valid. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects or irregularities as to particular old notes.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

        Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 12:00 a.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at its address set forth below under "—Exchange Agent," or

  •
  you must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of the old notes; and

  •
  include a statement that such person is withdrawing its election to have its old notes exchanged.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "—Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any exchange notes for, any old notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that we offer to pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of old notes so tendered if, on or prior to the expiration date of the exchange offer, we have reasonably determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC.

        This condition to the exchange offer is for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion. We have not made a decision as to what circumstances would lead us to waive the condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

        Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give holders notice of any amendments if required by applicable law.

Consequences of Failure to Exchange

        If you do not exchange your old notes for exchange notes in the exchange offer, your old notes will remain outstanding and will continue to be subject to their existing terms. The old notes will continue to be unsecured obligations of WII Components, Inc. In addition, interest on the old notes will continue to accrue at the annual rate of 10%. Moreover, the old notes will continue to be subject to restrictions on transfer:

  •
  as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the offering memorandum distributed in connection with the private offering of the old notes.

        In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

        The trading market for old notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes. See "Risk Factors—Risks Related to the Notes."

Termination of Certain Rights

        You will not be entitled to certain rights under the registration rights agreement following the completion of the exchange offer. The rights that generally will terminate are:

  •
  to have us file with the SEC and use all commercially reasonable efforts to have declared effective a shelf registration statement to cover resales of the old notes by the holders thereof; and

  •
  to receive liquidated damages if the registration statement of which this prospectus is a part is not declared effective by the SEC, or the exchange offer is not consummated, within a specified time period.

Exchange Agent

        U.S. Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

U.S. Bank, N.A.
60 Livingston Avenue
St. Paul, MN 55107
Attention: Corporate Trust Department

Fees and Expenses

        Except for customary fees we have agreed to pay the exchange agent, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of old notes pursuant to the exchange offer.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Transfer Taxes

        We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer. If, however:

  •
  delivery of the exchange notes and/or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

  •
  tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the transfer and exchange of old notes to us or our order,

then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the exchange notes.

CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2003 on an actual basis and adjusted to give effect to the offering of the old notes, the application of the proceeds therefrom as well as our borrowings under our senior secured revolving credit facility and the conversion into common stock of $20.5 million of convertible notes, which includes $0.5 million in payment-in-kind interest. The adjusted information is unaudited and presented for informational purposes only and is not necessarily indicative of what our financial position would have been had this offering actually occurred on December 31, 2003. The table below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	At December 31, 2003
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$0.0	$0.0
Long-term debt (including current portion):
Existing revolving credit facility (1)	$1.8	—
New senior secured revolving credit facility (2)	—	1.3
Term Loan A (3)	33.2	—
Term Loan B (4)	20.5	—
Term Loan C (5)	19.4	—
10% senior notes due 2012	—	120.0
Convertible subordinated notes (6)	20.0	—
Other debt (7)	4.5	4.5

Total long-term debt (including current portion)	99.4	125.8

Stockholders' equity (8)	54.1	35.6

Total capitalization	153.5	161.4

(1)
Our old senior secured revolving credit facility had a maximum availability of $15.0 million, subject to a borrowing base. As of December 31, 2003, there was $1.8 million outstanding under our old senior secured revolving credit facility.

(2)
On February 18, 2004, we entered into a new senior secured revolving credit facility with a maximum availability of $25.0 million, subject to a borrowing base. See "The Senior Credit Facility" for a description of the new senior secured revolving credit facility.

(3)
As of December 31, 2003, $33.2 million was outstanding under Term Loan A under our old senior secured credit facility.

(4)
As of December 31, 2003, $20.5 million was outstanding under Term Loan B under our old senior secured credit facility.

(5)
As of December 31, 2003, $19.4 million was outstanding under Term Loan C under our old senior secured credit facility.

(6)
The notes bear interest on the outstanding principal amount at the rate of 5%, payable in kind, and are held by Behrman Capital III L.P. and an affiliated fund. On February 9, 2004, the notes were converted into 6,950,000 shares of our common stock.

(7)
As of December 31, 2003, other debt was $4.5 million and consisted of $4.4 million of capital leases and $0.1 million of seller notes issued in connection with the acquisition of our PrimeWood subsidiary.

(8)
Stockholders' equity has been adjusted to reflect (i) the conversion of $20.5 million of convertible notes on February 9, 2004, which includes $0.5 million in payment-in-kind interest, (ii) a $21.5 million dividend to stockholders made with the proceeds of the offering of the old notes on February 24, 2004, and (iii) the repurchase of an aggregate of 3,317,581 shares of voting and non-voting common stock on February 24, 2004 for an aggregate of approximately $17.5 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of our historical consolidated financial data. We refer to the Company prior to its acquisition by Behrman Capital III L.P. on April 9, 2003 as the "Predecessor." For accounting purposes, this acquisition was recorded with an effective date of April 1, 2003 and accounted for using the purchase method of accounting. Therefore, the financial information for periods after April 1, 2003 may not be comparable to financial information for periods prior to April 1, 2003. The selected historical consolidated financial data have been derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor					WII Components, Inc.
	Fiscal Year Ended
					Three Months Ended March 31, 2003	Nine Months Ended December 31, 2003
	1999	2000	2001	2002(1)
		(dollars in thousands)
Statement of Operations Data:
Net sales	$129,742	$127,193	$120,903	$143,832	$40,980	$132,647
Cost of sales	111,929	114,370	103,910	115,827	32,071	107,478

Gross profits	17,813	12,823	16,993	28,005	8,909	25,169
Total operating expenses (2)(3)	11,464	11,147	9,700	11,298	4,188	8,490

Operating income	6,349	1,676	7,293	16,707	4,721	16,679
Interest expense	4,892	5,089	4,409	3,358	835	6,343
Other loss (income), net (4)	(107)	(14)	(18)	748	(28)	(68)
Income tax expense (benefit)	867	(970)	1,223	4,983	1,404	3,852

Net income (loss)	$697	$(2,429)	$1,679	$7,618	$2,510	$6,552

Other Financial Data:
EBITDA (5)	$13,283	$8,288	$12,625	$20,724	$6,032	$20,799
EBITDA margin (6)	10.2%	6.5%	10.4%	14.4%	14.7%	15.7%
Depreciation and amortization (7)	$6,827	$6,598	$5,314	$4,765	$1,283	$4,052
Capital expenditures	4,742	1,745	1,692	2,270	533	5,005
Net cash provided by operating activities	5,859	5,116	12,655	11,308	989	17,203
Ratio of earnings to fixed charges (8)	1.3	—	1.6	4.7	5.6	2.6
Balance Sheet (at end of period):
Total assets	$80,454	$73,902	$65,896	$76,879	$81,091	$173,925
Long-term debt, plus current maturities	45,041	44,588	32,381	32,634	32,273	94,948
Capital lease obligations	4,357	4,233	4,242	4,342	4,166	4,488
Accumulated preferred stock	15,127	17,253	20,529	27,062	28,245	0

(1)
In July 2002, the Predecessor acquired Brentwood, Inc. through an asset purchase. The results of operations for this acquired business have been included in our financial statements since the date of acquisition. Our results of operations for periods since the acquisition may not be comparable to our results of operations for the periods prior to the acquisition.

(2)
Total operating expenses include $1.0 million of stock compensation expense in 2002 related to stock option variable accounting and the issuance of common stock and $1.8 million of payments to holders of our capital stock in 2003 for certain tax liabilities incurred upon the sale of our predecessor's capital stock in connection with our acquisition by Behrman Capital III L.P.

(3)
Total operating expenses include a gain of $0.8 million expense in 1999 on the sale of assets from a subsidiary that operated in the transportation sector and a gain of approximately $1.0 million in 2000 on the sale of a company-owned airplane.

(4)
The Company incurred a $0.8 million expense in 2002 related to the modification of credit facility debt in connection with the acquisition of our Brentwood subsidiary.

(5)
EBITDA as set forth in the table below represents net income before interest, taxes, depreciation and amortization. We have presented EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing, income taxes and the accounting effects of capital expenditures, which items may vary for companies for reasons unrelated to overall operating performance. EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to net income or net cash flows provided by operating activities as determined in accordance with GAAP. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Predecessor					WII Components, Inc.
	Fiscal Year Ended December 31,
					Three Months Ended March 31, 2003	Nine Months Ended December 31, 2003
	1999	2000	2001	2002
	(dollars in thousands)
Net income (loss)	$697	$(2,429)	$1,679	$7,618	$2,510	$6,552
Interest expense	4,892	5,089	4,409	3,358	835	6,343
Income tax expense (benefit)	867	(970)	1,223	4,983	1,404	3,852
Depreciation and amortization	6,827	6,598	5,314	4,765	1,283	4,052

EBITDA	13,283	8,288	12,625	20,724	6,032	20,799
(6)
Represents EBITDA divided by net sales.

(7)
Depreciation and amortization does not include amortization of deferred financing fees (which are included in interest expense) for the fiscal years ended December 31, 1999, 2000, 2001 and 2002 of $0.2 million, $0.2 million, $0.3 million and $0.4 million, respectively; for the three months ended March 31, 2003 of $0.1 million; and for the nine months ended December 31, 2003 of $0.7 million.

(8)
The "ratio of earnings to fixed charges" is an analytical tool used to assist investors in evaluating a company's ability to meet the interest requirements of debt securities or the dividend requirements of preferred stock. Earnings for the purpose of this calculation are defined as pretax income before the effects of discontinued operations, extraordinary items and the cumulative effect of accounting change. Fixed charges are defined as the sum of interest expense, amortization of deferred financing costs and the interest portion of rental expenses. For the year ended December 31, 2000, earnings were inadequate to cover fixed charges by approximately $3.4 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management's expectations. Factors that could cause such differences include those described under the caption "Risk Factors."

Overview

        We are one of the leading manufacturers of hardwood cabinet doors and components and engineered wood products in the United States. Our products include (1) hardwood cabinet door components, face frames and drawer fronts, (2) fully assembled hardwood cabinet doors, (3) rigid thermofoil, or RTF, cabinet doors and components, (4) veneer raised panels, or VRPs, and (5) a variety of laminated and profile-wrapped components. We generate approximately 90% of our sales from the kitchen and bath cabinet manufacturing industry. Our customers, in turn, distribute their products through various sales channels, including specialty kitchen and bath cabinet dealers, home center retailers and homebuilders. We conduct all of our operations through our Woodcraft, PrimeWood and Brentwood subsidiaries and we operate six manufacturing facilities located in Minnesota, North Dakota, Oregon and Kentucky that allow us to distribute our products nationwide.

        We consummated two strategic acquisitions that have substantially enhanced our market position, product breadth and geographic reach. In June 1998, we acquired our PrimeWood subsidiary, or PrimeWood, a manufacturer of RTF, VRP and profile-wrapped engineered wood products based in North Dakota. In July 2002, we acquired our Brentwood subsidiary, or Brentwood, a manufacturer of solid wood and RTF cabinet doors located in Oregon.

        WII Components, Inc. (formerly known as WII Holdings, Inc.), a Delaware corporation, which we refer to as the Company, was formed to acquire Woodcraft Industries, Inc. and its subsidiaries, or the Predecessor, through a stock purchase on April 9, 2003, which we refer to as the Acquisition. For accounting purposes, the Acquisition was recorded with an effective date of April 1, 2003. The Acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and the liabilities assumed by WII Components, Inc. were recorded at fair value as of April 1, 2003 and included $104.0 million for goodwill. The financial information for periods after April 1, 2003 may not be comparable to financial information for periods prior to April 1, 2003.

Results of Operations

  Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

        For purposes of the discussion of the results of operations for the twelve months ended December 31, 2003 and 2002 below, the results of operations for the company for the nine-month period ended December 31, 2003 and the results of operations for the predecessor for the three-month period ended March 31, 2003 have been combined in the table below. The results of operations for the company for the nine-month period ended December 31, 2003 includes purchase accounting adjustments due to the Acquisition which will be discussed throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations below. The following table sets forth selected operating data derived from our consolidated statements of operations and presents this information as a percentage of net sales.

	Predecessor	WII Components, Inc.	Combined	Predecessor
	Three Months Ended March 31, 2003	Nine Months Ended December 31, 2003	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002
Net sales	$40,980	$132,647	$173,627	$143,832
% of net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	32,071	107,478	139,549	115,827
% of net sales	78.3%	81.0%	80.4%	80.5%

Gross profit	8,909	25,169	34,078	28,005
% of net sales	21.7%	19.0%	19.6%	19.5%
Operating expenses	4,188	8,490	12,678	11,298
% of net sales	10.2%	6.4%	7.3%	7.9%
Operating income	4,721	16,679	21,400	16,707
% of net sales	11.5%	12.6%	12.3%	11.6%

Other expenses:
Interest expense	835	6,343	7,178	3,358
% of net sales	2.0%	4.8%	4.1%	2.3%
Other loss (income), net	(28)	(68)	(96)	748
% of net sales	-0.1%	-0.1%	-0.1%	0.5%
Income taxes	1,404	3,852	5,256	4,983
% of net sales	3.4%	2.9%	3.0%	3.5%

Net income	2,510	6,552	9,062	7,618
% of net sales	6.1%	4.9%	5.2%	5.3%

        Net Sales.    Net sales increased $29.8 million, or 20.7%, from $143.8 million for the year ended December 31, 2002 to $173.6 million for the year ended December 31, 2003. Approximately $10.7 million of this increase resulted from the inclusion of twelve months of Brentwood sales for the year ended December 31, 2003 compared to five months of sales for the year ended December 31, 2002. Sales for Brentwood for the twelve-month period were $16.9 million in 2003 compared to $6.2 million in 2002. Of the remaining $19.1 million increase in net sales, $14.8 million relates to our hardwood product lines and is attributable to a combination of (i) increases in volume due in part to overall industry growth and in part to market share gain, and (ii) price adjustments due to increases in raw material costs. The balance of $4.3 million relates to our engineered wood products line and is attributable to increases in volume due to overall industry growth and market share gain.

        Cost of Sales.    Cost of sales increased $23.7 million, or 20.5%, from $115.8 million for the year ended December 31, 2002 to $139.5 million for the year ended December 31, 2003. Of this increase, approximately $8.8 million resulted from the inclusion of Brentwood's cost of sales for the full twelve months in 2003 compared to the inclusion of such costs for five months in 2002. The remaining $14.9 million increase in cost of sales is attributable to (i) increased material, labor and overhead costs related to volume growth, and (ii) inflation, primarily in respect of raw material costs, in each case related to both our hardwood and engineered wood product lines. These costs were partially offset by gains in operational efficiency, primarily increased labor productivity.

        Gross Profit.    Gross profit increased $6.1 million, or 21.7%, from $28.0 million for the year ended December 31, 2002 to $34.1 million for the same period in 2003 as a result of the factors described above. As a percentage of net sales, our gross profit increased 10 basis points from 19.5% for the year ended December 31, 2002 to 19.6% for the same period in 2003. This increase reflects (i) productivity gains and (ii) the spreading of our fixed costs over a larger sales base, offset in part by (iii) increases in our raw material costs compared to the same period in 2002.

        Operating Expenses.    Operating expenses increased $1.4 million, or 12.0%, from $11.3 million for the year ended December 31, 2002 to $12.7 million for the same period in 2003. The increase consists of (i) $0.8 million in increases in stock compensation expenses, (ii) $1.8 million resulting from the inclusion of Brentwood operating expenses for twelve months in 2003 compared to five months in 2002 and (iii) a $0.2 million write-down of an impaired asset, offset by (iv) $0.7 million for fees paid to the private equity firm which managed the equity fund that owned the Predecessor and (v) $0.6 million decrease in bad debt expense.

        Operating Income.    Operating income increased by $4.7 million, or 28.1%, from $16.7 million for the year ended December 31, 2002 to $21.4 million for the year ended December 31, 2003 as a result of the net effect of the factors described above.

        Interest Expense.    Interest expense increased $3.8 million, or 113.8%, from $3.4 million for the year ended December 31, 2002 to $7.2 million for the year ended December 31, 2003. Amortization of deferred financing fees accounted for $0.4 million of the increase. The remaining increase related to the increase in debt and the higher interest rate on the senior credit facility established in connection with the Acquisition in April 2003.

        Other loss (income).    Other loss (income) changed from $0.7 million for the year ended December 31, 2002 to ($0.1) million for the year ended December 31, 2003, a $0.8 million positive difference, resulting from the write-off of financing fees of $0.8 million in 2002 related to the modification of debt under our senior credit facility in connection with the acquisition of our Brentwood subsidiary.

        Income tax expense.    Income tax expense increased $0.3 million, or 5.5% from $5.0 million for the year ended December 31, 2002 to $5.3 million for the year ended December 31, 2003 as a result of higher earnings. The effective tax rate decreased 280 basis points from 39.5% in 2002 to 36.7% in 2003. This decrease is a result of decreases in permanent differences, primarily non-deductible expenses and non-deductible interest, during the year ended December 31, 2003.

        Net Income.    Net income increased $1.4 million, or 19.0%, from $7.6 million for the year ended December 31, 2002 to $9.1 million for the year ended December 31, 2003 as a result of the factors described above.

  Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        The following table outlines, for the years ended December 31, 2002 and December 31, 2001, selected operating data derived from our consolidated statements of operations and presents this information as a percentage of net sales:

	Predecessor
	Year Ended December 31, 2002	Year Ended December 31, 2001
	(dollars in thousands)
Net sales	$143,832	$120,903
% of net sales	100.0%	100.0%
Cost of sales	115,827	103,910
% of net sales	80.5%	85.9%

Gross profit	28,005	16,993
% of net sales	19.5%	14.1%
Operating expenses:	11,298	9,700
% of net sales	7.9%	8.0%
Operating income	16,707	7,293
% of net sales	11.6%	6.0%
Other expenses:
Interest expense	3,358	4,409
% of net sales	2.3%	3.6%
Other loss (income), net	746	(18)
% of net sales	0.5%	0.0%
Income tax expense	4,983	1,223
% of net sales	3.5%	1.0%

Net income	7,618	1,679
% of net sales	5.3%	1.4%

        Net sales.    Net sales increased $22.9 million, or 19.0%, from $120.9 million for the year ended December 31, 2001 to $143.8 million for the year ended December 31, 2002. Of this increase, approximately $6.2 million resulted from the inclusion of five full months of Brentwood's operations in 2002. The remaining $16.7 million increase in net sales was attributable primarily to increased volume due to overall industry growth and market share gains, partially offset by a moderate decline in prices in our hardwood product lines.

        Cost of sales.    Cost of sales increased $11.9 million, or 11.5%, from $103.9 million for the year ended December 31, 2001 to $115.8 million for the year ended December 31, 2002. Of this increase, approximately $4.5 million resulted from the inclusion of five full months of Brentwood cost of sales in 2002. The remaining $7.4 million is attributable to (i) increased material, labor and overhead costs related to volume growth, offset partially by (ii) deflation, primarily of our raw material costs, and (iii) gains in operational efficiency, mostly improved material utilization and increased labor productivity.

        Gross profit.    Gross profit increased $11.0 million, or 64.7%, from $17.0 million for the year ended December 31, 2001 to $28.0 million for the year ended December 31, 2002 as a result of the factors described above. As a percentage of net sales, our gross profit increased 540 basis points from 14.1% for the year ended December 31, 2001 to 19.5% for the same period in 2002. This increase reflects increased labor productivity, improved material utilization and economies of scale.

        Operating expenses.    Operating expenses increased $1.6 million, or 16.5%, from $9.7 million for the year ended December 31, 2001 to $11.3 million for the year ended December 31, 2002. Of this increase, approximately $1.3 million resulted from the inclusion of five full months of expenses generated by Brentwood in 2002. The remaining $0.3 million reflects (i) a $1.0 million increase in stock compensation expense, offset by (ii) a decrease of $0.2 million in bad debt expense and (iii) a decrease of $0.6 million in amortization of goodwill.

        Operating income.    Operating income increased $9.4 million, or 128.8%, from $7.3 million for the year ended December 31, 2001 to $16.7 million for the year ended December 31, 2002 as a result of the net effect of the factors described above with respect to net sales and gross profit.

        Interest expense.    Interest expense decreased $1.0 million, or 22.7%, from $4.4 million for the year ended December 31, 2001 to $3.4 million for the year ended December 31, 2002. Amortization of deferred financing fees increased $0.1 million and interest expense related to existing debt decreased $1.1 million as a result of a lower average debt balance outstanding in 2002 and a lower applicable interest rate.

        Other loss (income).    Other loss changed from $0.0 for the year ended December 31, 2001 to a loss of $0.8 million for the year ended December 31, 2002 due to a write-off of financing fees related to the modification of credit facility debt in connection with our acquisition of our Brentwood subsidiary.

        Income tax expense.    Income tax expense increased $3.8 million, or 317.7%, from $1.2 million for the year ended December 31, 2001 to $5.0 million for the year ended December 31, 2002 as a result of higher earnings. The effective tax rate decreased 260 basis points from 42.1% in 2001 to 39.5% in 2002 as a result of lower permanent differences for amortization of goodwill.

        Net income.    Net income increased $5.9 million, or 347.1%, from $1.7 million for the year ended December 31, 2001 to $7.6 million for the year ended December 31, 2002 as a result of the factors described above.

  Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        The following table outlines, for the years ended December 31, 2001 and December 31, 2000, selected operating data derived from our consolidated statements of operations and presents this information as a percentage of net sales:

	Predecessor
	Year Ended December 31, 2001	Year Ended December 31, 2000
	(dollars in thousands)
Net sales	$120,903	$127,193
% of net sales	100.0%	100.0%
Cost of sales	103,910	114,370
% of net sales	85.9%	89.9%

Gross profit	16,993	12,823
% of net sales	14.1%	10.1%
Operating expenses	9,700	11,147
% of net sales	8.0%	8.8%
Operating income	7,293	1,676
% of net sales	6.0%	1.3%
Other expenses:
Interest expense	4,409	5,089
% of net sales	3.6%	4.0%
Other loss (income), net	(18)	14
% of net sales	0.0%	0.0%
Income tax expense	1,223	(970)
% of net sales	1.0%	(0.8)%

Net income (loss)	1,679	(2,429)
% of net sales	1.4%	(1.9)%

        Net sales.    Net sales decreased $6.3 million, or 5.0%, from $127.2 million for the year ended December 31, 2000 to $120.9 million for the year ended December 31, 2001. This decrease in net sales is attributable primarily to decreases in volume due to a loss of market share in both our hardwood and our engineered wood product lines.

        Cost of sales.    Cost of sales decreased $10.5 million, or 9.2%, from $114.4 million for the year ended December 31, 2000 to $103.9 million for the year ended December 31, 2001. The decrease was related to a combination of decreased material, labor and overhead costs related to lower volume and improvements in both labor productivity and material utilization.

        Gross profit.    Gross profit increased $4.2 million, or 32.8%, from $12.8 million for the year ended December 31, 2000 to $17.0 million for the year ended December 31, 2001 as a result of the net effect of the factors described above with respect to net sales and gross profit. As a percentage of net sales, our gross profit increased 400 basis points from 10.1% for the year ended December 31, 2000 to 14.1% for the year ended December 31, 2001. This increase reflects improved labor productivity and material utilization.

        Operating expenses.    Operating expenses decreased $1.4 million, or 12.3%, from $11.1 million for the year ended December 31, 2000 to $9.7 million for the year ended December 31, 2001. Of this decrease, approximately $1.1 million resulted from the sale of a company-owned airplane in 2000. The remaining $0.3 million decrease is attributable to the elimination of certain management positions, offset in part by inflation related to wages and other operating expenses.

        Income from operations.    Income from operations increased $5.6 million, or 329.4%, from $1.7 million for the year ended December 31, 2000 to $7.3 million for the year ended December 31, 2001 as a result of the factors described above.

        Interest expense.    Interest expense decreased $0.7 million, or 13.7%, from $5.1 million for the year ended December 31, 2000 to $4.4 million for the year ended December 31, 2001. Amortization of deferred financing fees increased $0.1 million and interest expense related to existing debt decreased $0.8 million as a result of a lower average debt balance outstanding in 2001 and a lower applicable interest rate.

        Other loss (income).    The decrease in other loss from 2000 to 2001 was immaterial.

        Income taxes.    Income tax expense increased $2.2 million from 2000 to 2001 as a result of higher earnings. The effective tax rate increased from 28.5% in 2000 to 42.1% in 2001 primarily as a result of the effect of permanent differences.

        Net income.    Net income increased $4.1 million from a net loss of $2.4 million for the year ended December 31, 2000 to $1.7 million of income for the year ended December 31, 2001 as a result of the factors described above.

Liquidity and Capital Resources

        Our primary cash needs are working capital, capital expenditures and debt service. We have historically financed these cash requirements through internally generated cash flow and funds borrowed under our prior and existing senior secured credit facilities.

        Refinancing.    On February 18, 2004, we repaid the entire outstanding balance of our old senior secured credit facility and terminated the related credit agreement. Under that credit facility, we had three outstanding term loans and a $15.0 million revolving credit facility. As of December 31, 2003, we had a $1.8 million outstanding balance under the revolving credit facility and $73.1 million outstanding under our term loans. Two of our term loans, Term Loan A and Term Loan B, accrued interest at variable rates and our third term loan, Term Loan C, accrued interest at the fixed rates of 12% cash interest and 3% payment in kind, or PIK, interest. The interest rates on Term Loan A, Term Loan B and Term Loan C were 5.0%, 5.4% and 15.0% (including 3.0% PIK interest), respectively, as of December 31, 2003. Borrowings under our old credit facility are secured by substantially all of our assets. Under our old credit facility we were required to comply with certain financial covenants, including maintenance of financial ratios and limitations on some of our business transactions. As of December 31, 2003, we were in compliance with these covenants. On February 18, 2004 we replaced our old credit facility with a new senior secured revolving credit facility. Our existing credit facility provides for revolving credit of up to $25.0 million subject to a borrowing base and outstanding principal bears interest at a fluctuating rate equal to, at our option, either the base rate plus 2 1/4% per annum or LIBOR plus 3 1/2% per annum for the first twelve months the facility is in place and thereafter either the base rate plus 2% per annum or LIBOR plus 3 1/4% per annum when the ratio of total debt to trailing twelve month EBITDA is less than 4.0 to 1.0. As of March 31, 2004, we had $1.2 million outstanding under our credit facility. We must comply with certain financial covenants under our credit facility including maintenance of a minimum fixed change coverage ratio, a maximum total leverage ratio and an EBITDA minimum. As of December 31, 2003, we also had $4.4 million of capital lease debt obligations unrelated to the credit facility, of which $0.9 million was current and as of March 31, 2004 we had $4.3 million of capital leases.

        In April 2003, in connection with the Acquisition, we issued approximately $20 million of our Convertible Subordinated Notes due April 9, 2004, which bear PIK interest at the rate of 5%. The notes, along with any accrued and unpaid interest, are convertible, at the option of the holders, at any time prior to maturity, unless previously redeemed, into shares of our common stock at a conversion price of $3.00 per share, subject to certain adjustments. The notes are subordinated to our senior indebtedness. On February 9, 2004, the notes were converted into 6,950,000 shares of our common stock.

        In July 2003, we entered into an interest rate collar transaction with respect to the variable interest rates on a portion of the debt described above for an approximate notional amount of $55.6 million in order to fix the LIBOR index rate between 1.2% and 6.0%. To the extent that the index rate is below the 1.2% floor, we must pay the difference between the floor and the actual rate. To the extent that the index rate is above the 6.0% cap, we are entitled to receive the difference between the cap and the actual rate. The index rate at December 31, 2003 was 1.16% and we have accrued an associated liability. At December 31, 2003, the value of the asset related to the interest rate collar was approximately $148,000. The related asset is classified in other assets. We discontinued this interest rate hedge in connection with the repayment of our old credit facility as described above.

        Our existing senior secured revolving credit facility and the indenture for the notes imposes certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. Indebtedness under our existing senior secured revolving credit facility is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles.

        Cash Flow from Operating Activities.    As of December 31, 2003, we had $.04 million of cash and cash equivalents available for working capital purposes. Cash provided by operating activities for the year ended December 31, 2003 was $18.2 million compared to $11.3 million for the same period in 2002.

        Cash Flow from Investing Activities.    Capital expenditures were $5.5 million in fiscal year 2003 compared to $2.3 million for fiscal year 2002. Capital expenditures in 2003 include approximately $2.6 million for an expansion of our Molalla, Oregon facility. We expect to finance fiscal year 2004 capital expenditures primarily through cash flows generated from operations. The actual level of capital expenditures may be higher in the event of unforeseen breakdowns of equipment or changes in environmental requirements, or lower in the event of inadequate cash flows from operations. In addition, cash flow from investing activities for the year ended December 31, 2002 included $11.7 million expended in connection with our Brentwood acquisition.

        Cash Flow from Financing Activities.    Cash flow from financing activities for the year ended December 31, 2003 reflects approximately $14.4 million of debt reduction that relates primarily to required principal payments on amortizing debt, payments on the outstanding balance of the revolving credit facility and $7.1 million related to the payment of industrial revenue bonds that originated in 1996 in connection with the financing of our Bowling Green, Kentucky facility.

        Dividends.    In 2003, the predecessor paid a dividend in the amount of $11.4 million to its preferred shareholders. We are limited by our current debt covenants regarding the payment of dividends. On February 24, 2004, we used $39.0 million of the net proceeds from the offering of the old notes to make payments to our stockholders through a combination of dividends and redemptions of common stock. The payment of the dividend and the stock redemption from the net proceeds of this offering, may result in impairment of goodwill on the balance sheet. The goodwill impairment would affect net income and may result in negative net worth on the balance sheet. As of March 31, 2004, there was no goodwill impairment charge associated with these payments.

        We anticipate that the funds generated by operations and funds available under the new senior secured revolving credit facility will be sufficient to meet working capital requirements and to finance capital expenditures over the next twelve months. We cannot provide assurances that our business will generate sufficient cash flow from operations, that anticipated net sales growth and operating improvements will be realized or that future borrowings will be available under our new senior secured revolving credit facility in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. In addition, we cannot provide assurances that we will be able to refinance any of our indebtedness, including our new senior secured revolving credit facility and the notes, on commercially reasonable terms, if at all. See "Risk Factors—Risks Related to the Notes—We have a substantial amount of indebtedness, which could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes."

Schedule of Certain Contractual Obligations

        The following table details our pro forma projected payments for our significant contractual obligations as if the offering of the old notes and the related transactions had occurred on December 31, 2003. The pro forma table is based upon available information and certain assumptions that we believe are reasonable. The following pro forma table is presented for informational purposes and does not purport to represent what our contractual obligations actually would have been had this offering and the related transactions occurred on December 31, 2003.

	Payments Due by Period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(dollars in thousands)
Long-term debt obligations	$77	—	—	$120,000	$120,077
Capital lease obligations	886	2,885	717	—	4,488
Operating lease obligations	266	127	26	—	419

Total contractual cash obligations	$1,229	$3,012	$743	$120,000	$124,984

Inflation

        Our cost of sales is subject to inflationary pressures on labor costs, prices of the raw materials we use and various overhead costs. We generally have been able over time to offset the effects of inflation and price fluctuations through a combination of sales price increases and operational efficiencies.

Seasonality

        Our sales historically have been moderately seasonal, reflecting the temporary slow down in consumer purchasing activity during the winter holiday season and the summer months.

Critical Accounting Policies

        The preparation of financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the uncertainty inherent in these matters, actual results could differ from those estimates. We believe that the estimates, assumptions and judgments involved in the accounting policies below have the greatest potential impact on our financial statements.

        Revenue Recognition.    We recognize revenues and related cost of sales when title passes, which is usually upon shipment of product under FOB shipping point terms. Returns are estimated and provided for at the time of sale based on historical experience and current trends.

        Allowance for Doubtful Accounts.    We make estimates of potentially uncollectible accounts receivable. Our reserves are based on an analysis of customers' accounts and historical write-off experience. Our analysis includes the age of the receivable, customer creditworthiness and general economic conditions. We believe the results could be materially different if historical trends do not reflect actual results or if economic conditions worsened.

        Goodwill.    We adopted Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, and accordingly have discontinued the amortization of goodwill. We evaluate goodwill for impairment annually or whenever an indicator of impairment occurs. If events or circumstances change, including reductions in anticipated cash flows generated by operations, goodwill could become impaired and result in a charge to earnings.

        Impairment of Long-Lived Assets.    We evaluate the carrying value of long-lived assets, such as property, plant and equipment, for impairment when events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the asset or group of assets, the carrying value is reduced to its estimated fair value. Fair value is estimated based on the best information available, including prices for similar assets or results of valuation techniques such as discounting estimated future cash flows.

        Insurance Benefit Accruals.    Each accounting period, we estimate an amount to accrue for medical costs incurred but not yet reported under our self-funded employee medical and workers compensation insurance plans. We base our determination on an evaluation of past rates of claim payouts and trends in the amount of payouts. This determination requires significant judgment and assumes past patterns are representative of future payment patterns. A significant shift in usage and payment patterns within these plans could necessitate significant adjustments to these accruals in future accounting periods.

        Purchase Accounting.    We accounted for our acquisitions under the purchase method of accounting and, accordingly, the acquired assets and liabilities assumed are recorded at their respective fair values. The recorded values of assets and liabilities are based on third-party estimates and valuations when available. The remaining values are based on management's judgments and estimates. Our financial position and results from operations may be affected by changes in estimates and judgments.

        Income Taxes.    As part of the process of preparing our consolidated financial statements, we are required to estimate our income in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure along with assessing temporary differences resulting from differing treatment of items, such as capital assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We also must assess the likelihood that our deferred tax asset will be recovered from taxable income and, to the extent we believe recovery is not likely, we must establish a valuation allowance.

Recently Issued Accounting Standards

        In November 2002, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No., or FIN, 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies the requirements for a guarantor's accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements ending after December 15, 2002. The adoption of FIN 45 did not have an impact on our consolidated balance sheet or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on our financial position or results of operation.

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an Interpretation of ARB 51. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46 (R), Consolidation of Variable Interest Entities, which represents a revision to FIN 46. The provisions of FIN 46 (R) are effective for interests in VIEs as of the first interim or annual period ending after December 15, 2003. In addition, FIN 46 (R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings made after January 31, 2003. The adoption of FIN 46 did not have an impact on our consolidated results of operations, financial position or cash flow.

Qualitative and Quantitative Information about Market Risk

        We are subject to various market risks such as fluctuating lumber prices and interest rates. At present, the only hedging instrument we employ is an interest rate collar pursuant to an agreement that we intend to terminate upon consummation of this offering.

        Commodity Price Risk.    Hardwood lumber accounts for the largest portion of our material costs. Our profitability is therefore affected by the prices of lumber which may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition and, in some cases, government regulation. Though we are not dependent on any single supplier for our raw materials, we have no long-term supply contracts and thus, are subject to changes in the prices charged by our suppliers. The prices for the primary hardwood species we use in the production of our hardwood doors and components are subject to some volatility.

        Interest Rate Risk.    We are exposed to market risk relating to changes in interest rates in respect of a portion of our long-term debt and a portion of our capital leases. As of March 31, 2004, we had $1.2 million outstanding under our senior secured revolving credit facility, all of which will bear interest at variable rates. In addition, as of that date, we had approximately $1.3 million of capital leases that bear interest at variable rates. We believe that a one percent (1%) increase in the interest rates currently in effect would not have a material adverse effect on our financial condition or results of operations.

BUSINESS

Our Company

        We are one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States. We generate approximately 90% of our sales from the kitchen and bath cabinet manufacturing industry. Our reputation for high quality and reliable performance has enabled us to establish strong, long-standing relationships with our customers, which include most of the top cabinet manufacturers in the United States. Our customers, in turn, distribute their products through various sales channels, including specialty kitchen and bath cabinet dealers, home center retailers and homebuilders. On a combined basis for the year ended December 31, 2003, we generated net sales of approximately $173.6 million.

        We believe that we have one of the broadest product offerings of doors and related components for the kitchen and bath cabinet manufacturing industry. Our products include: (1) hardwood cabinet door components, face frames and drawer fronts, (2) fully assembled hardwood cabinet doors, (3) rigid thermofoil, or RTF, cabinet doors and components, (4) veneer raised panels, or VRPs, and (5) a variety of laminated and profile-wrapped components. We produce over 100,000 SKUs for our customers, representing a wide array of styles, sizes, designs and wood species. In addition, we offer a variety of value-added services for our customers, such as new product design and development and kitchen-at-a-time, or KAT, manufacturing, a small batch production process that enables us to deliver semi-custom doors and components on a quick-turnaround basis.

        We operate six manufacturing facilities located in Minnesota, North Dakota, Oregon and Kentucky that allow us to distribute our products nationwide. We have made substantial capital investments to broaden the scope of our manufacturing operations from rough milling through final production, which maximizes our yield from raw materials and allows us to meet the short lead time requirements of our customers. Our technical knowledge and expertise with respect to the entire production process enable us to meet the specifications and delivery time demands of our customers for almost any style of cabinet doors or components with high quality standards at a competitive cost. We believe we offer customers among the shortest lead times in the industry, an important criterion in our customers' procurement decisions.

        Over the last six years, through internal growth and the consummation of two acquisitions, we have substantially enhanced our market position, product breadth and geographic reach. We acquired PrimeWood in 1998 and Brentwood in 2002. These acquisitions have increased our profitability and created a strong platform for our future growth by giving us an expanded range of products, additional manufacturing capacity and broader geographic coverage.

        Our senior management team has an average of 17 years of industry experience and 12 years with our Company. Our President and Chief Executive Officer, John Fitzpatrick, has over 25 years of experience in managing manufacturing-based companies and has led our senior management team since July 2000. Our Chief Financial Officer, Dale Herbst, joined us in 1992, and our three senior operational managers have been with us for an average of 20 years.

Our History

        Our subsidiary, Woodcraft Industries, Inc., was founded in 1945 in St. Cloud, Minnesota, and began as a manufacturer of millwork products, including store fixtures and shipping pallets. In 1968, through an acquisition and by utilizing our millwork expertise, we began manufacturing kitchen cabinet components. In 1989, we entered the door assembly business. Over the past 35 years, through strategic acquisitions and expansion of our manufacturing capabilities, we have become a leading U.S. hardwood cabinet door and hardwood component manufacturer focused primarily on the kitchen and bath cabinet industry. In 1998, we acquired our PrimeWood subsidiary and in 2002 we acquired our Brentwood subsidiary. In April 2003, we were acquired by our current shareholders, a group of investors led by Behrman Capital III L.P. In connection with the acquisition by Behrman, WII Components, Inc. was incorporated in Delaware.

Industry Overview

        We estimate that the cabinet doors and components market segment in which we compete represents approximately $2 billion of the overall U.S. cabinet market. Approximately half of this market segment is outsourced to independent door and component manufacturers, like us, while vertically integrated cabinet manufacturers account for the remainder. The independent door and component manufacturing market in which we compete is highly fragmented. The six largest independent cabinet door and component manufacturers, based on sales, account for approximately 55% of total outsourced sales, while approximately 150 smaller, regional door and component manufacturers accounted for the remainder.

        According to the Kitchen Cabinet Manufacturers Association, cabinet sales for use in home repair and remodeling presently account for approximately 75% of total cabinet market sales, with the remaining 25% of sales generated from new home construction. Compared to the new home construction market, repair and remodeling activity has grown more rapidly in recent years and, we believe, is generally less cyclical. According to Kitchen & Bath Business, kitchen remodeling expenditures increased at a compound annual growth rate of over 10% from 1997 to 2003.

Our Business Strategy

        Our primary business objective is to increase our revenues and expand and improve our operations. The key elements of our strategy to achieve this objective are to:

  •
  Focus on the Kitchen and Bath Cabinet Industry. We are committed to maintaining our primary focus on the U.S. kitchen and bath cabinet industry, which accounted for approximately 90% of our sales in 2003. This industry has attractive growth rates, has historically been relatively stable through different economic cycles and values product design and manufacturing competencies. We have identified opportunities to facilitate our growth in this market, including expansion of our fully-assembled door product line and KAT manufacturing capabilities.

  •
  Align with Leading Cabinet Manufacturer Customers. We are well positioned as a leading supplier to the major cabinet manufacturers throughout the United States. We are committed to continuing to strengthen our relationships with manufacturers that exhibit superior growth and proven business models. The increasing complexity in cabinet construction and the trend toward shorter lead times have generated outsourcing opportunities for independent door and component manufacturers, like us. We intend to continue to leverage our broad selection of hardwood doors and components, RTF doors and components, VRPs and veneer and vinyl profile wraps, as well as our production capabilities for high-volume manufacturers, to increase our market share.

  •
  Grow Sales of Semi-Custom Doors and Components. We intend to continue to pursue opportunities to increase our sales of semi-custom products. The increasing focus on the kitchen as the central feature of the home has enhanced the importance of the appearance of the cabinet, making doors and related face components a key element in the consumer and designer selection process. The demand for more upscale cabinet appearance and increased design choice and flexibility has resulted in strong growth in the semi-custom segment of the cabinet market.

  •
  Continue Our Commitment to Operational Improvements. We have implemented a series of initiatives to enhance our operations by modifying our material procurement and usage practices, including improving yield from raw materials, capacity utilization and productivity. We have also focused on minimizing overhead and administrative costs. We believe that these changes have resulted in sustainable improved performance and have strengthened our customer relationships, pricing practices, low-cost manufacturing position and ability to support growth initiatives.

  •
  Pursue Selective Complementary Acquisitions. We intend to pursue selective acquisitions of businesses that will add geographic coverage, customer relationships or manufacturing competencies to our existing business.

Product Development Capabilities

        To meet the demand for varied products, we have created highly responsive, multifunctional teams, including representatives from manufacturing, marketing, finance and sales, to evaluate new product development opportunities and to work with our customers in designing and developing specifications for doors and components. Our product development capabilities are critical to our success in responding to customer demand for greater product choice, particularly for more upscale cabinets with enhanced style and appearance. We believe that we are one of a limited number of cabinet door and component manufacturers in the industry with dedicated product development capabilities and thus that we are an industry leader in product engineering and development. In addition, our sales representatives have extensive manufacturing and engineering experience, which enhances their ability to develop innovative designs and processes to satisfy customer product requirements.

Customers

        Our record of high quality and reliable performance has enabled us to establish long-standing relationships with most of the top cabinet manufacturers. We have been servicing our top ten customers for an average of approximately 12 years, with a minimum of five years. In 2003, sales to MasterBrand Cabinet, Inc., Medallion Cabinetry, Inc. and Masco Corporation accounted for 13%, 13% and 11%, respectively, of our net sales. We have experienced significant volume growth in both of the past two years with most of our top ten customers due to both market share gains and growth experienced by our customers.

Sales and Marketing

        Substantially all of our sales are made directly to cabinet manufacturers without the use of third party sales representatives or distributors. Our sales and marketing group is organized primarily by product and geography and is directed by our Vice President of Sales and Marketing. The group includes a marketing manager for our hardwood products as well as two national account managers and three regional account managers. Over the past few years, our sales and marketing efforts have been focused on strengthening relationships with our most important customers and introducing new products to targeted markets. Due to our long-standing relationships with our key customers, sales and marketing involves relationships at multiple levels with our customers. Accordingly, our internal sales force works closely with our manufacturing and marketing personnel to develop new opportunities in our core kitchen and bath market, which accounted for approximately 90% of our sales in 2003, as well as our other markets, including store fixtures.

        In addition to selling products manufactured in our plants, we are exploring opportunities to leverage our customer relationships and established logistics capabilities to market imported components. While customers' short lead times and demands for high-quality domestic lumber and flexible production limit the components that are feasible to import, certain high volume, non-visible, lower margin structural components, such as drawer sides, can be imported cost-effectively. We are capable of managing the product sourcing, logistics and service required to import components for our customers while also providing the auxiliary domestic manufacturing support necessary to ensure reliable and timely supply. In 2003, our sales of imported products accounted for less than 3% of our total sales.

Supply of Raw Materials

        The primary raw materials we purchase are green and kiln-dried hardwood lumber, MDF, hardwood veneer and PVC foil. Hardwood lumber accounts for the largest portion of our material costs. We purchase our lumber directly from hardwood mills, which allows us to both leverage our scale and avoid the costs associated with intermediaries. We purchase from a network of over 50 regional mills throughout the Northern and Appalachian hardwood forest areas in close proximity to our manufacturing facilities. No single supplier accounts for more than 7% of our material purchases 2003, and we are not dependent on any single supplier for any raw material product. Our top ten suppliers accounted for approximately 40% of the key raw materials we purchased.

        We purchase a variety of species of hardwood lumber, with hard maple, red oak and cherry accounting for our largest volumes. The prices of the various species have fluctuated historically on independent supply and demand curves and are not highly correlated to one another. Generally, we have passed lumber price changes through to our customers by working in a partnership with them, typically with a lag time of approximately three months. We expect to continue to be able to do so in the future.

Employees

        As of December 31, 2003, we had approximately 1,400 full-time employees. Approximately 440 employees are located at our St. Cloud, Minnesota headquarters and production facilities, approximately 155 are based in our Foreston, Minnesota facility, approximately 120 are located in our Bowling Green, Kentucky facility, approximately 455 are located in our PrimeWood subsidiary's Wahpeton, North Dakota facility and approximately 220 are located in our Brentwood subsidiary's Molalla, Oregon facility. Currently, none of our employees are covered by a collective bargaining agreement. However, we recently received notice of unionizing activity at our Bowling Green, Kentucky manufacturing facility. We consider our relationship with our employees to be satisfactory.

Properties

        Our headquarters are located in St. Cloud, Minnesota. We own six highly sophisticated manufacturing facilities. We believe that our facilities are currently operating at approximately 90% to 95% of overall plant capacity. We intend to maintain current levels of capacity utilization while handling an increased volume of sales through increases in operating efficiencies and moderate growth investments at our hardwood component, door and engineered woods facilities. We are expanding our Molalla, Oregon plant in 2004 to create additional capacity for customers located on the West Coast.

        Our Woodcraft subsidiary operates three facilities in Minnesota, two of which are located in St. Cloud and one of which is in Foreston. Our Minnesota facilities manufacture hardwood components, and one of our St. Cloud facilities also produces 80% of our hardwood doors. The hardwood door plant in St. Cloud houses high-volume hardwood door production together with flexible production cells required to respond to customer KAT orders. Our Woodcraft division also has a fourth facility located in Bowling Green, Kentucky where we manufacture hardwood components for shipment to our Minnesota facilities and to selected customers in the eastern United States.

        In Wahpeton, North Dakota, our PrimeWood subsidiary manufactures RTF doors and components, VRPs and wrapped profiles. We believe our Wahpeton facility, which supplies cabinet manufacturers throughout the United States, is one of the largest independent producers of engineered woods in North America. We acquired this facility in 1998 in connection with our acquisition of PrimeWood, Inc.

        Our Brentwood subsidiary operates a manufacturing facility in Molalla, Oregon where we produce hardwood and RTF doors, primarily for distribution to our customers located on the West Coast. Our Molalla facility focuses primarily on KAT production of custom and semi-custom products. We acquired this facility in 2002 in connection with our acquisition of Brentwood, Inc.

        The following chart sets forth information regarding our headquarters and our six manufacturing facilities:

Location	Primary Product Line	Square Footage	Description of Property Interest
St. Cloud, Minnesota	Headquarters	10,000	Owned
St. Cloud, Minnesota	Hardwood Doors	81,600	Owned
St. Cloud, Minnesota	Hardwood Components	157,450	Owned
Foreston, Minnesota	Hardwood Components	137,770	Owned
Bowling Green, Kentucky	Hardwood Components	116,880	Owned
Wahpeton, North Dakota	RTF Doors and Components, VRP	200,000	Owned
Molalla, Oregon	Hardwood and RTF Doors	100,000	Owned

Competition

        We operate in the highly competitive kitchen and bath cabinet door and component industry. Our competitors include other independent kitchen and bath cabinet door and component manufacturers and vertically integrated cabinet manufacturers who produce their own doors and components. We estimate that the cabinet door and component market segment in which we compete represented approximately $2 billion of the overall U.S. cabinet market. We believe that independent cabinet door and component manufacturers, like us, accounted for approximately $900 million of this segment, while vertically integrated cabinet manufacturers accounted for the remainder.

        We are one of the two largest manufacturers in the independent cabinet component industry. We believe that we accounted for approximately 15% of total outsourced cabinet door and component market sales, and together with Conestoga Wood Products, our principal competitor, we accounted for approximately 31% of this market in 2003. We compete primarily with five other independent component manufacturers which together with us account for approximately 55% of the total outsourced cabinet door and component market. The other competitors in the outsourced cabinet door and component market consist of approximately 150 smaller regional component manufacturers which account for the remaining estimated 45% of outsourced cabinet door and component sales.

Environmental Matters

        Our operations and properties are subject to extensive federal, state, local and foreign environmental laws relating to protection of the environment and human health and safety. Environmental laws and regulations are subject to frequent amendment and have become more stringent over time. We could incur in the future significant costs associated with compliance with, or liabilities under, environmental laws and regulations, including equipment costs, disposal costs, cleanup costs, civil and criminal penalties, injunctive relief and denial or loss of, or imposition of significant restrictions on, environmental permits. In addition, we could in the future be subject to suit by private parties in connection with alleged violations of or liabilities under environmental laws and regulations.

Legal Proceedings

        We are involved in various proceedings incidental to the ordinary conduct of our business. We do not presently believe that any of the proceedings currently pending will have a material adverse effect on our business, financial condition, cash flows or results of operations.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names and ages of our executive officers and directors as of the date of this prospectus and the positions that they hold at WII Components, Inc. and, where applicable, at our subsidiary levels. Directors of WII Components hold their positions until the annual meeting of the stockholders at which their term expires or until their respective successors are elected and qualified. Executive officers of WII Components hold their positions until the annual meeting of the Board of Directors or until their respective successors are elected and qualified.

Name	Age	Position
John Fitzpatrick	61	Chief Executive Officer—WII Components Director, President and Chief Executive Officer—Woodcraft
Dale Herbst	35	Vice President, Treasurer and Secretary—WII Components Chief Financial Officer—Woodcraft
Gary Noon	62	Vice President of Sales and Marketing—Woodcraft
Robert Bennett	48	Brentwood President
Joel Beyer	45	Vice President of PrimeWood Operations
Tom Perlmutter	40	Director—WII Components
Dennis Sisco	57	Director and President—WII Components

        Mr. Fitzpatrick joined Woodcraft in mid-2000 as President and Chief Executive Officer. Prior to joining us he was Chief Operating Officer at Nexcycle, Inc., a privately held consolidator of specialty recycling businesses with over $120 million of sales in the United States, Canada and the United Kingdom. He also was a corporate officer of ITEQ and general manager for Graco, Inc. after spending 20 years with General Electric Company, where he held various management positions in several divisions. Mr. Fitzpatrick received a BS in Mechanical Engineering from the University of Notre Dame and an MBA from the University of Pittsburgh.

        Mr. Herbst has served as Woodcraft's Chief Financial Officer since 2002. Since joining us in 1992, he has served as a Controller, Accounting Manager and General Accountant. Mr. Herbst received a BS in Financial Management and Accounting from the University of North Dakota.

        Mr. Noon has served as Woodcraft's Vice President of Sales and Marketing since our acquisition of PrimeWood in 1998. He joined PrimeWood in 1994 and served as Vice President of Sales and Marketing. Prior to joining PrimeWood, Mr. Noon served as Vice President of Sales and Marketing for Nadech, Inc. and as Chief Executive Officer and Vice President of Marketing for Hettich America. Mr. Noon received a BS in Marketing from Northern Illinois University.

        Mr. Bennet has served as President of our Brentwood subsidiary since 2003. Prior to joining Brentwood in March 2000, Mr. Bennett worked at two public accounting firms, holding a partner position at one. Mr. Bennett received a BS in Accounting from the University of Oregon and is a certified public accountant.

        Mr. Beyer has served as Vice President of our PrimeWood subsidiary since 1998. He joined PrimeWood in 1977. Mr. Beyer has served in many capacities during his career with us, including Director of Operations, Director of Engineering, Project Engineer and Production Manager.

        Mr. Perlmutter joined our board of directors in 2003. Mr. Perlmutter joined Behrman Capital in May 2002 with 13 years of private equity investing experience. Most recently, he spent seven years as a vice president at Desai Capital Management, a private equity investment firm with over $1 billion of capital under management. During that time, he led several successful investments in the business services, information technology and communications sectors, including TeleCorp PCS and Triton PCS.

He currently serves on the board of Executive Greetings, Inc. Mr. Perlmutter received an AB in Economics from Princeton University and an MBA from Harvard Business School.

        Mr. Sisco joined our board of directors in 2003. Mr. Sisco has served as a partner at Behrman Capital since January 1998. Most recently, he was an executive vice president of The Dun & Bradstreet Corporation and Cognizant Corporation. Previously, he was President of D&B Enterprises, a venture capital and buyout company with $240 million of capital under management. He currently serves as Chairman of the Board of Adventis Corporation and serves on the boards of Strategic Management Group, Inc., Brooks Equipment Company, Inc., ACS Communications, Inc., Daleen Technologies, Inc. and the Gartner Group, Inc. Mr. Sisco received a BA in Economics from McDaniel College.

Board of Directors

        We currently have a two-member board of directors consisting of Messrs. Perlmutter and Sisco. Our bylaws permit the directors to increase the size of the board of directors by resolution. All of our stockholders are party to a stockholders agreement whereby they agree to take all appropriate action to fix the size of the board of directors at two and to vote the shares over which they exercise voting power in favor of the election of Messrs. Perlmutter and Sisco.

Board Committees

        Our board of directors intends to establish a compensation committee and an audit committee. We anticipate that the compensation committee will establish salaries, incentives and other forms of compensation for our officers and will administer incentive compensation and benefit plans provided for our employees. We anticipate that the audit committee will review our audit policies and oversee the engagement of our independent auditors. The composition of the compensation committee and the audit committee has not yet been determined.

Executive Compensation

        Summary Compensation.    The following summary compensation table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers on December 31, 2003 and whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2003.

				Long-Term Compensation
				Number of Securities Underlying Options Granted
		Annual Compensation
Name and Position					All Other Compensation
	Year	Salary	Bonus
John Fitzpatrick	2003	$280,000	$263,500	500,000	$890,184	(1)
President and Chief Executive Officer
Dale Herbst	2003	$103,000	$60,000	172,000	$136,882	(2)
Chief Financial Officer
Gary Noon	2003	$126,690	$123,000	—	$60,070	(3)
Vice President of Sales and Marketing
Robert Bennett	2003	$121,795	$32,500	100,000	$204,357	(4)
Brentwood President
Joel Beyer	2003	$120,920	$49,947	125,000	$272,136	(5)
Vice President of PrimeWood Operations

(1)
Includes $885,084 paid to Mr. Fitzpatrick for certain tax liabilities incurred upon the sale of his capital stock in connection with our acquisition by Behrman Capital III L.P. and $5,100 in contributions by us to his 401(k) account.

(2)
Includes $133,523 paid to Mr. Herbst for certain tax liabilities incurred upon the sale of his capital stock in connection with our acquisition by Behrman Capital III L.P. and $3,359 in contributions by us to his 401(k) account.

(3)
Includes $54,970 paid to Mr. Noon for certain tax liabilities incurred upon the sale of his capital stock in connection with our acquisition by Behrman Capital III L.P. and $5,100 in contributions by us to his 401(k) account.

(4)
Includes $203,075 paid to Mr. Bennett for redemption of his stock options in connection with our acquisition by Behrman Capital III L.P. and $1,282 in contributions by us to his 401(k) account.

(5)
Includes $199,620 paid to Mr. Beyer for redemption of his stock options and $68,860 for certain tax liabilities incurred upon the sale of his capital stock, each in connection with our acquisition by Behrman Capital III L.P. and $3,656 in contributions by us to his 401(k) account.

        Option Grants.    The following table sets forth information concerning the individual grants of stock options to each of the executive officers listed below who received grants in 2003. The exercise price per share of each option was equal to the fair market value of the voting common stock on the date of grant, as determined by the board of directors based on its good faith estimate of the fair market value. We have never granted any stock appreciation rights. The potential realizable value is calculated based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted until their expiration dates, assuming a fair market value equal to the fair market value at fiscal 2003 year end. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on future performance of common stock and the date on which the options are exercised. On February 27, 2004 the Board of Directors, in recognition of the contributions to our improved financial performance and the successful completion of the offering of the old notes, unanimously resolved to offer to lower the exercise price of all options outstanding under WII

Components' 2003 Stock Option and Grant Plan, including the options set forth in the table below, from $3.00 per share to $1.78 per share.

		Percentage of Options Total Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name			Exercise Price Per Share	Expiration Date
					5%	10%
John Fitzpatrick	500,000	30.92%	$3.00	5/9/13	$943,342	$2,390,614
Dale Herbst	172,000	10.63%	$3.00	5/9/13	$324,510	$823,371
Gary Noon	—	—	—	—	—	—
Robert Bennett	100,000	6.18%	$3.00	5/9/13	$188,668	$478,123
Joel Beyer	125,000	7.73%	$3.00	5/9/13	$235,835	$597,653

        Special Bonus.    In recognition of the contributions to our improved financial performance and the successful completion of the offering of old notes, on February 27, 2004, we paid a one-time special bonus to certain key employees, including the executive officers listed in the option grants table above. The special bonus consisted of cash payments of an aggregate of $808,500.

2003 Stock Option and Grant Plan

        Under our 2003 Stock Option and Grant Plan, our board of directors may award up to an aggregate of 2,500,000 shares of our voting common stock to directors, officers, consultants and other key persons of WII Components, Inc. and our subsidiaries in the form of incentive stock options (which may be awarded to employees only), nonqualified stock options, restricted stock awards, unrestricted stock awards and any combination of the foregoing. The exercise price per share for an incentive stock option may not be less than 100% of the fair market value of the underlying shares on the grant date. The exercise price per share for an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value of the underlying shares on the grant date, and may not be exercisable after the expiration of five years from the date of grant. Otherwise, options may not be exercisable after the expiration of ten years from the date of grant. Our board of directors has full discretion to administer and interpret the 2003 Stock Option and Grant Plan, to adopt such rules, regulations and procedures as it deems necessary or advisable, and to determine the persons eligible to receive awards, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Employment Agreements

        On April 9, 2003, we entered into employment agreements with Messrs. Fitzpatrick, Herbst, Noon, Bennett and Beyer. Other than Mr. Fitzpatrick's agreement which has a term of two years, each of the agreements has a term of one year. All of the agreements are automatically renewed upon the completion of the initial term for successive one-year periods until either we or the executive give 60 days prior written notice of intent not to extend. Each agreement provides for the payment of base salary, incentive compensation and the provision of certain fringe benefits to the executive. The agreements require the officers to refrain from competing with us and from hiring our employees for a period of time following the termination of their employment agreements. Under his agreement, Mr. Fitzpatrick is prohibited from competing with us for a period of twelve months from the termination of his employment and prohibited from hiring our employees for a period of 24 months from the termination of his employment. Generally, the other officers are prohibited from competing with us for a period ranging from six months to one year following the termination of their employment and are prohibited from hiring our employees for a period of 24 months from the termination of their employment. Each agreement also provides for certain payments and benefits for each officer in the event his employment with us is terminated as a result of his death or disability. In general, in the case of a termination by an officer for good reason, or by us without cause, the officer will receive the greater of either the base salary due to him for the remainder of the term or six months salary (except in the case of Mr. Fitzpatrick who shall receive two years base salary) and if the officer has remained employed with us for at least six months of the fiscal year in which his employment terminated, he will receive a prorated portion of the annual incentive bonus that would have been payable to him had he remained employed with us at the end of the fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our voting common stock and non-voting common stock as of March 31, 2004 by (i) each person known to us to beneficially own more than 5% of the outstanding shares of either voting common stock or non-voting common stock; (ii) each of our directors; (iii) each named executive officer and (iv) all of our officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting and/or investment power with respect to the shares shown as beneficially owned and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated in the footnotes to this table, the address of all listed stockholders is c/o WII Components, Inc., 525 Lincoln Avenue, SE, St. Cloud, Minnesota 56304.

	Voting Common Stock		Non-Voting Common Stock
Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned	Shares Beneficially Owned	Percentage Beneficially Owned
Behrman Capital III L.P.(1)	17,838,201	94.8%	—	—
Tom Perlmutter(2)	17,838,201	94.8%	—	—
Dennis Sisco(2)	17,838,201	94.8%	—	—
John Fitzpatrick(3)	395,519	2.1%	—	—
Strategic Entrepreneur Fund III L.P.(4)	152,955	*	—	—
Antares Capital Corporation(5)	142,377	*	—	—
Dale Herbst(6)	85,425	*	—	—
Joel Beyer(7)	76,243	*	—	—
Robert Bennett(8)	35,821	*	—	—
Indosuez Capital Partners 2003, LLC(9)	—	—	854,261	100%
Gary Noon	—	—	—	—
All directors and officers as a group (7 persons)	18,726,541	99.5%	—
Total shares outstanding, including vested options	18,816,235	100%	854,261	100%

*
Represents less than 1% of the outstanding shares of voting common stock.

(1)
Behrman Brothers III L.L.C. is the general partner of Behrman Capital III L.P. Messrs. Perlmutter and Sisco, members of our board of directors, are non-managing members of Behrman Brothers III L.L.C. Messrs. Perlmutter and Sisco disclaim any beneficial ownership of the shares held by Behrman Capital III L.P., except to the extent of their respective pecuniary interests therein. The address of Behrman Capital III L.P. and Messrs. Perlmutter and Sisco is c/o Behrman Capital, 126 East 56th Street, 27th Floor, New York, New York 10022.

(2)
Consists solely of the shares held by Behrman Capital III L.P., of which Messrs. Perlmutter and Sisco may each be considered the beneficial owner. Messrs. Perlmutter and Sisco disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interests therein.

(3)
Includes 125,000 option shares that may be acquired within 60 days of March 31, 2004.

(4)
The address of Strategic Entrepreneur Fund III L.P. is c/o Behrman Capital, 126 East 56th Street, 27th Floor, New York, New York 10022.

(5)
The address of Antares Capital Corporation is 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606.

(6)
Includes 43,000 option shares that may be acquired within 60 days of March 31, 2004.

(7)
Includes 31,250 option shares that may be acquired within 60 days of March 31, 2004.

(8)
Includes 25,000 option shares that may be acquired within 60 days of March 31, 2004.

(9)
The address of Indosuez Capital Partners 2003, LLC is 666 Third Avenue, New York, New York 10017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

        Pursuant to our Stockholders Agreement, dated as of April 9, 2003, entered into with Behrman Capital III L.P., one of Behrman Capital III's affiliates, certain members of our management (including the named executive officers) and certain other stockholders, each of the current stockholders, other than Behrman Capital III L.P. and its affiliate are subject to certain transfer restrictions, including rights of first refusal and co-sale, and is entitled to co-sale rights on certain transfers by Behrman Capital III L.P. and its affiliate. Behrman Capital III L.P. has the right to force all of the other stockholders to participate in a sale event in which it elects to participate. Subject to certain standard exceptions, all stockholders have pre-emptive rights on future sales of securities. Under the provisions of the Stockholders Agreement, all of the parties agree to elect as members of our board of directors two Behrman Capital III L.P. nominees, currently Messrs. Perlmutter and Sisco. Finally, each member of our management who is a party to the Stockholders Agreement has the right under certain circumstances to require us to repurchase his or her shares of our stock at the then fair market value in the event of the termination of his or her employment.

Equity Registration Rights Agreement

        We entered into a Registration Rights Agreement, dated as of April 9, 2003, with Behrman Capital III L.P. and one of its affiliates, certain members of our management (including the named executive officers) and certain other stockholders. Pursuant to this agreement, we granted certain customary registration rights, including demand, piggy back and resale shelf registration rights. Demand registration rights were granted only to Behrman Capital III L.P. and one of its affiliates.

Financial Advisor Agreement

        We entered into a Financial Advisor Agreement dated as of April 9, 2003 with Behrman Brothers Management Corp., or Behrman Brothers, an affiliate of our largest stockholder, Behrman Capital III L.P. Under this agreement, Behrman Brothers provides us with advice regarding our financial management, potential acquisitions, dispositions, financial transactions and other issues. In the event that we consummate a transaction (such as a merger with, or acquisition of, another company, a sale of our company or significant events relating to changes in our equity structure), we are required to pay Behrman Brothers a fee for its role as our advisor and reimburse any expenses incurred by Behrman Brothers in providing such advice. This agreement remains in effect until there is a change in the control of our company or we sell all or substantially all of our assets.

Indemnification Agreements

        We have entered into indemnification agreements with our directors, Dennis Sisco and Tom Perlmutter. The form of indemnification agreement provides that the directors will be indemnified for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law and our certificate of incorporation and bylaws.

        Our certificate of incorporation, as amended, contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our bylaws provide that directors shall be, and in the discretion of the board of directors, our officers and non-officer employees may be, indemnified to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the company. Our bylaws also provide that the right of our directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, bylaw, agreement, vote of stockholders, directors or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

DESCRIPTION OF CAPITAL STOCK

        Our outstanding capital stock consists of voting and non-voting common stock, the terms of which are described below.

Common Stock

        At December 31, 2003, there were 14,813,827 shares of voting common stock outstanding and held of record by 11 stockholders and 1,000,000 shares of non-voting common stock held of record by one stockholder. In addition, we have reserved an aggregate of 2,500,000 shares of voting common stock for issuance under our 2003 Stock Option and Grant Plan.

        Voting Rights.    The holders of our voting common stock have one vote per share. The holders of our non-voting common stock are not entitled to vote on any matters except to the extent otherwise required under the Delaware general corporation law. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present in person or represented by proxy.

        Dividends.    Holders of voting and non-voting common stock will share ratably in any dividends on a pari passu basis when and if declared by our board of directors.

        Conversion of Non-voting Stock.    Each share of non-voting common stock is convertible into one share of voting common stock at the option of the holder or in the event of a public offering of our equity securities.

        Other Rights.    On liquidation, dissolution or winding up, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

DESCRIPTION OF THE NOTES

        WII Components, Inc. issued the old notes and will issue the exchange notes under the Indenture (the "Indenture") among itself, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        Certain terms used in this description are defined under the subheading "—Certain Definitions". In this description, the word "Company" refers only to WII Components, Inc. and not to any of its subsidiaries.

        The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as Holders of the notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information".

Brief Description of the Notes

        The notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company; and

  •
  are guaranteed by each Subsidiary Guarantor on an unsecured senior basis.

Principal, Maturity and Interest

        The Company will issue the notes initially with a maximum aggregate principal amount of $120.0 million. The Company will issue the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 15, 2012. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness", we are entitled to, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby in an unlimited additional aggregate principal amount (the "Additional Notes"). The notes and the Additional notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes", references to the notes include any Additional Notes actually issued.

        Interest on the notes will accrue at the rate of 10% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on August 15, 2004. We will make each interest payment to the Holders of record of the notes on the immediately preceding February 1 and August 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

        Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. See "—Registered Exchange Offer; Registration Rights".

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the notes at our option prior to February 15, 2008.

        On and after February 15, 2008, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2008	105.000%
2009	102.500%
2010 and thereafter	100.000%

        Prior to February 15, 2007, we will be entitled at our option on one or more occasions to redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided, however, that

  (1)
  at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 60 days after the date of the related Public Equity Offering.

Selection and Notice of Redemption

        If we are redeeming less than all the notes at any time, the Trustee shall select notes on a pro rata basis to the extent practicable.

        We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase notes in the open market or otherwise.

Guarantees

        The Subsidiary Guarantors will jointly and severally Guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Applicable statutes allow courts, under specific circumstances, to void the notes and the subsidiary guarantees of the notes".

        Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

        If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors—Applicable statutes allow courts, under specific circumstances, to void the notes and the subsidiary guarantees of the notes".

        Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants——Merger and Consolidation" and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under "—Certain Covenants——Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor's obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

  (1)
  the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

  (2)
  the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guarantee will be released from its obligations thereunder.

        The Subsidiary Guarantee of a Subsidiary Guarantor also will be released (except, in the case of clause (1) or (2) below, for Woodcraft Industries, Inc.):

  (1)
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

  (2)
  at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guarantee Agreement pursuant to the covenant described under "—Certain Covenants—Future Guarantors"; or

  (3)
  if we exercise our legal defeasance option or our covenant defeasance option as described under "—Defeasance" or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness versus Notes

        The indebtedness evidenced by the notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment to any other Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The notes will be guaranteed by the Subsidiary Guarantors.

        As of September 30, 2003, after giving pro forma effect to the Refinancing Transactions:

  (1)
  the Company's only outstanding Senior Indebtedness would have been the notes, but the Company would have had up to $25.0 million of secured Indebtedness available under the Credit Agreement, subject to a borrowing base; and

  (2)
  the Senior Indebtedness of the Subsidiary Guarantors would have consisted of their guarantees of the notes and $4.0 million of additional Indebtedness, including $3.8 million of capital leases. The Subsidiary Guarantors will also guarantee, on a senior secured basis, the borrowings of the Company under the Credit Agreement.

        The notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including obligations with respect to the Credit Agreement) will be effectively senior to the notes and the Subsidiary Guarantees to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes

        All of our operations are conducted through our subsidiaries. As described above under "—Guarantees", Subsidiary Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including Holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

        Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness".

Book-Entry, Delivery and Form

        The notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Notes also may be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Following the initial distribution of Rule 144A notes and Regulation S notes, such notes may be transferred to certain institutional "accredited investors" in the secondary market ("IAI Notes"). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        Rule 144A notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the "Temporary Regulation S Global Notes"). IAI Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the "IAI Global Notes"). Beneficial ownership interests in a Temporary Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note, an IAI Global Note, a permanent global note (the "Permanent Regulation S Global Note") or a definitive note in registered certificated form (a "Certificated Note") only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of this offering (the "Distribution Compliance Period") and then only (i) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act, (ii) in the case of an exchange for an IAI Global Note, upon certification that the interest in the Temporary Regulation S Global Note is being transferred to an "accredited investor" under the Securities Act that is an institutional "accredited investor" acquiring the securities for its own account or for the account of an institutional "accredited investor" and (iii) in the case of an exchange for a Certificated Note, in compliance with the requirements described under "—Exchange of Global Notes for Certificated Notes." The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the "Regulation S Global Notes", and the Rule 144A Global Notes, the IAI Global Notes and the Regulation S Global Notes are collectively referred to herein as the "Global Notes". The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or the IAI Global Notes at any time except in the limited circumstances described below. See "—Exchanges Among Global Notes".

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Transfer Restrictions". Regulation S notes and IAI Notes will also be subject to certain restrictions on transfer and will also bear the legend as described under "Transfer Restrictions". In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its

Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Transfer Restrictions", transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions", unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Among Global Notes

        Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note or the IAI Global Note only after the expiration of the Distribution Compliance Period, and then only upon certification in form reasonably satisfactory to the Trustee that, among other things, (i) beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for an interest in an IAI Global Note, the interest in the Temporary Regulation S Global Note is being transferred to an "accredited investor" under the Securities Act that is an institutional "accredited investor" acquiring the securities for its own account or for the account of an institutional "accredited investor".

        Beneficial interests in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

        Beneficial interest in the Rule 144A Global Note may be exchanged for a beneficial interest in the IAI Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an "accredited investor" under the Securities Act that is an institutional "accredited investor" acquiring the securities for its own account or for the account of an institutional "accredited investor" and (ii) such transfer is being made in accordance with all applicable securities laws of the States of the United States of America and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the Rule 144A Global Note only upon certification in a form reasonably satisfactory to the Trustee that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

        Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registered Exchange Offer; Registration Rights

        As part of the sale of the old notes we agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

  (1)
  as soon as practicable after the effectiveness of this Registration Statement (the "Effectiveness Date"), offer the Exchange Notes in exchange for surrender of the Notes; and

  (2)
  keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders of the Notes.

        In the event that:

  (1)
  applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

  (2)
  for any other reason we do not consummate the Registered Exchange Offer within 250 days of the Issue Date; or

  (3)
  an Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that Notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

  (4)
  certain Holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

  (5)
  promptly file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Notes or the Exchange Notes, as the case may be;

  (6)
  (A) in the case of clause (1) above, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 210th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

  (7)
  keep the Shelf Registration Statement effective until the earliest of (A) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all Notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A Holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations). Any Holder who is identified as a selling security holder in the Shelf Registration Statement and who is a registered broker-dealer or affiliated with a registered broker-dealer may be required to be identified in the related prospectus as an underwriter with respect to the Notes or the Exchange Notes, as the case may be.

        We may require each Holder requesting to be named as a selling security holder to furnish to us such information regarding the Holder and the distribution of the Notes or Exchange Notes by the Holder as we may from time to time reasonably require for the inclusion of the Holder in the Shelf Registration Statement, including requiring the Holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any Holder as a selling security holder that fails to provide us with such information.

        We will pay additional cash interest on the Notes and Exchange Notes, subject to certain exceptions,

  (1)
  if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 120th day after the Issue Date,

  (2)
  if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 210th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 6(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 210th day after the Issue Date,

  (3)
  if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective,

  (4)
  if obligated to file the Shelf Registration Statement pursuant to clause 6(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the "Shelf Filing Date") after the date on which the obligation to file a Shelf Registration Statement arises,

  (5)
  if obligated to file a Shelf Registration Statement pursuant to clause 6(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

  (6)
  after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6), a "Registration Default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

        The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to any outstanding old notes and the Exchange Notes.

        If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the

    Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

  (2)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

  (3)
  individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

  (4)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (5)
  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness", "Limitation on Liens" and "Limitation on Sale/Leaseback Transactions". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

        The Credit Agreement will restrict our ability to purchase notes, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that a Change of Control occurs at a time when we are prohibited from purchasing notes, we may seek the consent of our lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If we do not repay such borrowings or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to offer to purchase notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law.

        Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to the Credit Agreement; provided, however,that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $25.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and (B) the sum of (i) 90% of the book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 90% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries;

  (2)
  Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such

      Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guarantee;

    (3)
    the notes and the Exchange notes (other than any Additional Notes);

    (4)
    Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

    (5)
    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

    (6)
    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

    (7)
    Hedging Obligations consisting of (A) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture, (B) Currency Agreements entered into in the ordinary course of business for the purpose of mitigating the risk to the Company or its Subsidiaries of currency fluctuations and not for speculative purposes and (C) Commodity Price Protection Agreements entered into in the ordinary course of business for the purpose of mitigating the risk to the Company or its Subsidiaries of commodity price fluctuations and not for speculative purposes;

    (8)
    Obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (9)
    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however that such Indebtedness is extinguished within two Business Days of its Incurrence;

    (10)
    Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4) or (11) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

    (11)
    Indebtedness (including Capital Lease Obligations and Attributable Debt in respect of Sale/Leaseback Transactions) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of equipment in the ordinary course of business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 90 days of such purchase, lease, construction or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and outstanding on the date of such Incurrence, does not exceed $10.0 million;

    (12)
    Indebtedness Incurred by a Foreign Subsidiary solely for the working capital and other financing purposes of such Foreign Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (12) and outstanding on the date of such Incurrence, does not exceed $2.0 million; and

    (13)
    Indebtedness of the Company or of any Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) does not exceed $10.0 million.

  (c)
  Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

  (d)
  For purposes of determining compliance with this covenant:

  (1)
  any Indebtedness Incurred under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of paragraph (b) above;

  (2)
  in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

  (3)
  the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on Restricted Payments

  (a)
  The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

  (B)
  100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

      (C)
      the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

      (D)
      an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

  (b)
  The preceding provisions will not prohibit:

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (3)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (4)
    so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements and the Stockholders Agreement) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) in any calendar year shall not exceed the lesser of (A) the sum of (x) $1.0 million and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in prior calendar years and (B) $5.0 million; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

    (5)
    payments of dividends on Disqualified Stock issued pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however that (i) at the time of declaration of such dividend, no Default shall have occurred and be continuing (or result therefrom) and (ii) such payment is made within 60 days of the declaration thereof; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    (6)
    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (7)
    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

    (8)
    in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

    (9)
    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

    (10)
    the declaration and payment of a dividend and repurchases of Capital Stock of the Company in an aggregate amount not to exceed $42.0 million with the net proceeds received by the Company from the sale of the notes on the Issue Date; provided, however that such payments shall be excluded from the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (A)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Agreement to be entered into on or about the Issue Date;

  (B)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

  (C)
  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

  (D)
  any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

  (E)
  any encumbrance or restriction contained in the terms of any Indebtedness of the type described in clause (b)(11) of the covenant described under "—Limitation on Indebtedness" (provided that such Indebtedness is Incurred in compliance with such covenant) or any agreement pursuant to which such Indebtedness was Incurred if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the notes and any other Indebtedness that is an obligation of the Company and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings or agreements (as determined by the Company in good faith); and

  (2)
  with respect to clause (c) only,

  (A)
  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

  (B)
  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

  (A)
  first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  (B)
  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

  (C)
  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million. Pending application of Net Available

Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    (1)
    the assumption of Indebtedness of the Company (other than Obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than Obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

    (2)
    securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

  (b)
  In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Indebtedness tendered exceeds the Net Available Cash allotted to its purchase, the Company will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer and, so long as all notes validly tendered and not withdrawn pursuant to such offer are purchased by the Company in compliance with this covenant, any excess of the offer amount over the amount applied to purchase notes (and other Senior Indebtedness) pursuant to such offer may be applied by the Company for any purpose not prohibited by the Indenture.

  (c)
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property,

    employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

    (1)
    the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

    (2)
    if such Affiliate Transaction involves an amount in excess of $2.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

    (3)
    if such Affiliate Transaction involves an amount in excess of $5.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

  (b)
  The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under "—Limitation on Restricted Payments";

  (2)
  any issuance of securities, or other payments, awards, bonuses (including, without limitation, special bonuses in an aggregate amount of up to $1.0 million contingent upon the issuance of the notes) or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements (including incentive plans and retirement, health and other employee benefit plans), stock options and stock ownership plans approved by the Board of Directors;

  (3)
  loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

  (4)
  the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

  (5)
  any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

  (6)
  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

  (7)
  customary indemnity provided on behalf of officers, directors or employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors; and

  (8)
  any agreement as in effect on the Issue Date and described in the Prospectus or any renewals, amendments or extensions of any such agreement (so long as such renewals, amendments or extensions are not more disadvantageous, taken as a whole, to the Company or the Restricted Subsidiaries in any material respect than the agreement as in effect on the Issue Date) and transactions pursuant thereto.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

        The Company:

  (1)
  will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

  (2)
  will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than the Company or a Wholly Owned Subsidiary), unless

    (A)
    immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

    (B)
    immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "—Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

        For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Limitation on Liens

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

        Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

        The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

  (1)
  the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on Indebtedness" and (B) create a

    Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under "—Limitation on Liens";

  (2)
  the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

  (3)
  the Company applies the proceeds of such transaction in compliance with the covenant described under "—Limitation on Sale of Assets and Subsidiary Stock".

Limitation on Acquisitions

        The Company will not, and will not permit any Restricted Subsidiary to, make any Acquisition unless, after giving effect to such Acquisition and any Indebtedness Incurred in connection therewith on a pro forma basis:

  (1)
  either (a) the Consolidated Leverage Ratio is less than 4.0 to 1.0 or (b) at least 50% of the total costs of such Acquisition are financed with Acceptable Capital Contributions; and

  (2)
  the Available Liquidity of the Company is at least $7.5 million.

Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness";

  (4)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

  (5)
  the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction.

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

        The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

  (1)
  except in the case of a Subsidiary Guarantor (other than Woodcraft Industries, Inc.) (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

  (2)
  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

  (3)
  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

Future Guarantors

        The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (b)(2), (b)(7)(B) and (C), (b)(8), (b)(9) or (b)(11) of the covenant described under "—Limitation on Indebtedness") to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

        Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d)

of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement by filing with the SEC the Exchange Offer Registration Statement or Shelf Registration Statement, to the extent that any such Registration Statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Noteholders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

        At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

  (4)
  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "—Certain Covenants" under "—Limitation on Indebtedness", "—Limitation on Restricted Payments", "—Limitation on Restrictions on Distributions from Restricted Subsidiaries", "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "—Limitation on Affiliate Transactions", "—Limitation on Line of Business", "—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "—Limitation on Liens", "—Limitation on Sale/Leaseback Transactions", "—Limitation on Acquisitions", "—Future Guarantors", or "—SEC Reports";

  (5)
  the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

  (6)
  Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions ");

  (8)
  any judgment or decree for the payment of money in excess of $5.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (9)
  a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

  (1)
  such Holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

  (3)
  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any note;

  (3)
  reduce the principal of or change the Stated Maturity of any note;

  (4)
  change the provisions applicable to the redemption of any note as described under "—Optional Redemption" above;

  (5)
  make any note payable in money other than that stated in the note;

  (6)
  impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

  (7)
  make any change in, the amendment provisions which require each Holder's consent or in the waiver provisions;

  (8)
  make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

  (9)
  make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

  (3)
  to provide for uncertificated notes in addition to or in place of Certificated Notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add Guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

  (5)
  to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any Holder of the notes;

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  (8)
  to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer notes.

        The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

        Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

        The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        When (1) we deliver to the Trustee all outstanding notes for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

        At any time, we may terminate all our obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

        U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acceptable Capital Contributions" means any Net Cash Proceeds and cash capital contributions described in clause (a)(3)(B) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and not previously used by the Company or any Restricted Subsidiary to make a Restricted Payment or an Acquisition.

        "Acquisition" means (i) any Investment by the Company or any Restricted Subsidiary (by merger or otherwise) in any Person which becomes a Subsidiary, (ii) any Investment by the Company or any Restricted Subsidiary consisting of the acquisition of any minority interest in any Subsidiary and (iii) any acquisition by the Company or any Restricted Subsidiary of assets which constitute all or substantially all of a business or operating unit of a business.

        "Additional Assets" means:

  (1)
  any property, plant or equipment used in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments", "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

    (A)
    a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

    (B)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation";

    (C)
    a disposition of assets with a fair market value of less than $500,000;

    (D)
    a disposition of obsolete or worn out equipment in the ordinary course of business;

    (E)
    a disposition of cash or Temporary Cash Investments; and

    (F)
    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien)).

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

        "Available Liquidity" at the date of determination means the amount of unused and available commitments under the Credit Agreement, except for amounts available solely for issuance of letters of credit, at such date plus the amount of the Company's cash and Temporary Cash Investments as would be reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries on such date (as determined in good faith by the Chief Financial Officer of the Company).

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens", a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement entered into with respect to fluctuations in commodity prices.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2)
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (5)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

        If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

        "Consolidated Interest Expense" means, for any period, the total interest expense (excluding amortization of debt issuance costs) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of debt discount;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to Hedging Obligations;

  (7)
  dividends accrued in respect of all Disqualified Stock of the Company and Preferred Stock of any Subsidiary of the Company held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified

    Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

  (8)
  interest incurred in connection with Investments in discontinued operations;

  (9)
  interest accruing on any Indebtedness of any Person other than the Company and its consolidated Restricted Subsidiaries to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

        "Consolidated Leverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries, less the amount of cash and Temporary Cash Investments as would be recorded on the consolidated balance sheet of the Company and its Restricted Subsidiaries, in each case as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters ending prior to such date of determination for which internal financial statements are available (the "Reference Period"); provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the amount of such Indebtedness shall be calculated after giving pro forma effect to the Incurrence of such Indebtedness on such date of determination and any repayment, repurchase, defeasance or other discharge of such Indebtedness on such date of determination;

  (2)
  if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

  (3)
  if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

  (4)
  if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of total interest expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation. Solely for purposes of this definition, "Indebtedness" shall not include obligations described in clauses (3), (4), (5) or (8) of the definition thereof, except to the extent that such items would be reflected as an obligation on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP, and, in the case of clauses (6) and (7), the obligations described in such clauses shall be limited solely to clauses (1) and (2).

        "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

  (B)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  extraordinary gains or losses; and

  (6)
  the cumulative effect of a change in accounting principles;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Credit Agreement" means the Credit Agreement to be entered into by and among the Company, the lenders referred to therein and Antares Capital Corporation, as Agent, together with the related documents thereto (including the revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to the kind and amount of available borrowings, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor or replacement Credit Agreement, whether by the same or any other lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that (i) any Capital Stock of the Company held by officers or employees of the Company (or any such holder's estate or representative) that would not constitute Disqualified Stock but for the rights of the holders to cause the redemption of such Capital Stock upon the holder's death or disability, termination of such holder's employment by the Company without cause or termination of the holder's employment by the holder for good reason pursuant to the terms of the Stockholders Agreement shall not constitute Disqualified Stock and (ii) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

        The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "EBITDA" for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense and amortization of debt issuance cost;

  (3)
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

  (4)
  all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period; and

  (5)
  solely with respect to the fiscal quarter ended March 31, 2003, compensation expense in an aggregate amount equal to $1.5 million incurred in such fiscal quarter by the Company and its Subsidiaries for payments made to management in respect of certain tax liabilities in connection with the redemption of common stock; and

  (6)
  solely with respect to the fiscal quarter ended March 31, 2004, compensation expense in an aggregate amount of up to $1.0 million incurred in such fiscal quarter in respect of special bonuses paid to management in connection with the offer and sale of the notes.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the notes, in compliance with the terms of the Registration Rights Agreement.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantee Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

        "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or Preferred Stock of any Subsidiary of such Person, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes finally fixed and determined pursuant to the relevant agreement (including any arbitration or similar dispute resolution mechanism), the amount is paid within 30 days thereafter.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing selected in good faith by the Board of Directors; provided, however, that such firm is not an Affiliate of the Company.

        "Initial Purchasers" means Credit Suisse First Boston LLC and Wachovia Capital Markets LLC.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time; provided that (i) the value of the Investment in such third Person (or the aggregate value of Investments in third Persons, as the case may be) acquired in any such transaction shall not be deemed to exceed the amount paid by the Company or such Restricted Subsidiary in such acquisition and (ii) no such Investment shall be deemed to have been made unless the aggregate fair market value of all Investments acquired in such transaction comprise greater than or equal to 10% of the fair market value of all assets acquired in such transaction. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "Issue Date" means February 18, 2004.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

  (5)
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Offering Circular" means the final offering circular dated as of February 12, 2004 and used in connection with the offering of the notes.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Holders" means Behrman Capital III L.P., a Delaware limited partnership, and its affiliated investment funds controlled by Behrman Brothers Management Corp. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (B) a disposition of assets not constituting an Asset Disposition;

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (11)
  any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (12)
  any Person to the extent such Investments existed on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date; and

  (13)
  any Person or Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) outstanding on the date such Investment is made, do not exceed $7.5 million.

        "Permitted Liens" means, with respect to any Person:

  (1)
  pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (2)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

  (3)
  Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

  (4)
  Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (5)
  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6)
  Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the latest of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

  (7)
  Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) under "—Certain Covenants—Limitation on Indebtedness";

  (8)
  Liens existing on the Issue Date;

  (9)
  Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

  (10)
  Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

  (11)
  Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

  (12)
  Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (b)(12) of the covenant described under "—Certain Covenants—Limitation on Indebtedness".

  (13)
  Liens securing Hedging Obligations permitted under the Indenture; and

  (14)
  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

  (A)
  such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

  (B)
  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock". For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of a Note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

        "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Refinancing Transactions" means the issuance of the notes on the Issue Date and the repayment on the Issue Date of all outstanding credit facility Indebtedness of the Company and its Subsidiaries with the proceeds thereof.

        "Registration Rights Agreement" means the Registration Rights Agreement dated February 12, 2004, among the Company, the Subsidiary Guarantors, Credit Suisse First Boston LLC and Wachovia Capital Markets LLC.

        "Related Business" means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a

    Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to the Company or any Subsidiary;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

  (5)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Stockholders Agreement" means that certain Stockholders Agreement, dated as of April 9, 2003, without giving effect for any purpose under the Indenture to any amendment thereto or other modification thereof following the Issue Date to the extent such amendment or other modification has the effect of accelerating or otherwise increasing the obligations of the Company or any of its Subsidiaries in respect of the redemption, repurchase or other acquisition of Capital Stock of the Company or any Subsidiary.

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means each Subsidiary of the Company in existence on the Issue Date and each other Subsidiary of the Company that thereafter Guarantees the notes pursuant to the terms of the Indenture.

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard & Poor's;

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A" by Moody's; and

  (6)
  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Trustee" means U.S. Bank National Association, a national banking association, until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments".

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

        "Woodcraft Industries, Inc." means Woodcraft Industries, Inc., a Minnesota corporation and Wholly Owned Subsidiary of the Company, and any successor, assignee or other Person or Persons that acquire(s) a majority of the business or assets of such Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state, local or non-U.S. tax law.

        Your exchange of old notes for exchange notes in the exchange offer will not constitute a taxable event. The exchange notes will be treated as a continuation of the old notes. Consequently, you will not recognize gain upon receipt of an exchange note in exchange for an old note in the exchange offer, your basis in the exchange note received in the exchange offer will be the same as your basis in the corresponding old note immediately before the exchange, and your holding period in the exchange note will include your holding period in the corresponding old note. The United States federal income tax consequences of holding and disposing of an exchange note received in the exchange offer will be the same as the United States federal income tax consequences of holding and disposing of an old note.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Initial Securities where such Initial Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until    , 2004, all dealers effective transactions in the Exchange Securities may be required to deliver a prospectus.

        The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchases of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the exchange notes will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to (i) the change in the method of accounting for goodwill and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Our consolidated financial statements as of December 31, 2001 and for the year ended December 31, 2001 included in this prospectus have been audited by Arthur Andersen LLP. We dismissed Arthur Andersen LLP as our independent public accountants, effective upon completion of the audit for the year ended December 31, 2001. Arthur Andersen LLP has not reissued its report with respect to those consolidated financial statements and we have not been able to obtain Arthur Andersen LLP's written consent to the inclusion of its report in this prospectus. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with any material misstatement or omission in the consolidated financial statements to which its audit report relates. In addition, even if you were able to assert such a claim, as a result of its conviction of federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under federal securities laws or otherwise with respect to its audit report.

        Arthur Andersen LLP's reports on our consolidated financial statements for the fiscal years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the periods covered by such reports and from the beginning of the 2002 fiscal year through the date of

Arthur Andersen LLP's dismissal, there were no (1) disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen LLP's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Securities and Exchange Commission (unless the Securities and Exchange Commission will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in such a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act of 1933. Reports we will file with the Securities and Exchange Commission may be read and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549 and are available on the Securities and Exchange Commission's Internet site (http://www.sec.gov). Information regarding the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        Under the indenture governing the notes we are required to file with the trustee annual, quarterly and other reports after we file these reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public account. We will also furnish such other reports as may be required by law.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

        Audited Consolidated Financial Statements for WII Components, Inc. and Subsidiaries and Woodcraft Industries, Inc. and Subsidiaries (Predecessor to WII Components, Inc.) as of and for the periods ended December 31, 2003, March 31, 2003, December 31, 2002 and December 31, 2001.

INDEPENDENT AUDITORS' REPORT

Board of Directors
WII Components, Inc.

        We have audited the accompanying consolidated balance sheet of WII Components, Inc. and Subsidiaries (the "Successor") as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (April 1, 2003) to December 31, 2003. We have also audited the accompanying consolidated balance sheet of Woodcraft Industries, Inc. and Subsidiaries, predecessor to the Successor (the "Predecessor" along with the Successor, herein referred to as the "Company") as of December 31, 2002 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the three-month period ended March 31, 2003 and for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated March 1, 2002 (except as to information currently presented in Notes 6, 10, and 11, for which the date is May 10, 2002).

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and the results of their operations and cash flows for the nine-month period from inception (April 1, 2003) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of their operations and cash flows for the three-month period ended March 31, 2003, and the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets.

        As discussed above, the consolidated financial statements of the Company for the year ended December 31, 2001 were audited by other auditors who have ceased operations. As described in Note 3, those financial statements have been revised to include the information required by SFAS No. 131, Disclosures about Segments of an Enterprise. Our audit procedures with respect to the disclosures in Note 3 for 2001 included agreeing the product category sales information to the Company's underlying records. As described in Note 2, the 2001 financial statements have been revised to include the transitional disclosures required by SFAS No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosure in Note 2, for 2001 included (i) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company's underlying records obtained from management and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income. As described in Note 9, the 2001 financial statements have been revised to include the disclosure of the components of the tax rate reconciliations required by SFAS No. 109, Accounting for Income Taxes. Our procedures with respect to Note 9 included agreeing the components of the tax rate reconciliations to the Company's underlying records. In our opinion, the transitional and additional disclosures for 2001 in Notes 2, 3, and 9 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 17, 2004

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Woodcraft Industries, Inc.:

        We have audited the accompanying consolidated balance sheets of Woodcraft Industries, Inc. (a Minnesota corporation) and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Woodcraft Industries, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Minneapolis, Minnesota
March 1, 2002
(except as to information
presented in Note 8, for which
the date is May 10, 2002)

Note:	The report of Arthur Andersen LLP presented above is a copy of a previously issued report and has not been reissued by Arthur Andersen LLP, nor has Arthur Andersen LLP provided a consent to the inclusion of its report in these financial statements. The note referred to in the dual date of the report above relates to the 2001 financial statements; the comparable notes herein are Notes 6, 10, and 11.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND
WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

(In thousands, except share and per share amounts)

	Successor 2003	Predecessor 2002
ASSETS
CURRENT ASSETS:
Cash	$39	$2
Accounts receivable—net of allowance for doubtful accounts of $237 and $996, respectively	9,158	6,724
Inventories	13,327	9,419
Deferred income taxes	1,420	1,738
Income tax receivable	2,634
Other current assets	794	404

Total current assets	27,372	18,287
PROPERTY, PLANT, AND EQUIPMENT:
Land	3,105	1,175
Buildings and yards	16,938	17,190
Equipment	20,579	37,284
Less accumulated depreciation	(3,599)	(24,336)

Property, plant, and equipment—net	37,023	31,313
GOODWILL AND OTHER ASSETS:
Goodwill	104,041	24,513
Noncompete agreements	1,617	2,214
Other assets	3,872	552

Total goodwill and other assets	109,530	27,279

TOTAL	$173,925	$76,879

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current maturities of long-term debt	$24,627	$6,361
Current maturities of capital lease obligations	886	697
Accounts payable	6,071	4,904
Accrued payroll	2,626	2,246
Other current liabilities	7,294	6,971

Total current liabilities	41,504	21,179
LONG-TERM DEBT—Net of current maturities	70,321	26,273
CAPITAL LEASE OBLIGATIONS—Net of current maturities	3,602	3,645
DEFERRED INCOME TAXES	4,364	1,823
DIVIDENDS PAYABLE		10,237
SERIES A REDEEMABLE PREFERRED STOCK, $0.01 par—750,000 shares authorized, issued, and outstanding		6,000
SERIES B REDEEMABLE PREFERRED STOCK, $0.01 par—803,125 shares authorized, issued, and outstanding		6,425
SERIES C REDEEMABLE PREFERRED STOCK, $0.01 par—1,000,000 shares authorized; 550,000 shares issued and outstanding		4,400
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock:
Voting, $0.01 par—28,000,000 shares authorized; 14,813,827 shares issued and outstanding	148
Voting, $0.01 par—5,000,000 shares authorized; 979,500 shares issued and outstanding		10
Nonvoting, $0.01 par—1,000,000 shares authorized; 1,000,000 issued and outstanding	10
Nonvoting, $0.01 par—600,000 shares authorized; 85,348 shares issued and outstanding		1
Undesignated preferred shares, $0.01 par—1,000,000 shares authorized; none outstanding (Successor)
Undesignated shares, $0.01 par—6,833,750 shares authorized; none outstanding (Predecessor)
Additional paid-in capital	47,283	2,240
Retained earnings (accumulated deficit)	6,552	(5,354)
Accumulated other comprehensive income	141

Total stockholders' equity (deficit)	54,134	(3,103)

TOTAL	$173,925	$76,879

See notes to consolidated financial statements.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND
WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31,
			2002	2001
NET SALES	$132,647	$40,980	$143,832	$120,903
COST OF SALES	107,478	32,071	115,827	103,910

Gross profit	25,169	8,909	28,005	16,993
OPERATING EXPENSES:
General and administrative	6,278	1,396	8,044	7,769
Selling and marketing	2,219	733	2,253	1,933
Stock compensation expense		1,841	994	10
Loss (gain) on sale of assets	(7)	218	7	(12)

Total operating expenses	8,490	4,188	11,298	9,700

OPERATING INCOME	16,679	4,721	16,707	7,293
OTHER INCOME (EXPENSE):
Interest income	59	22	25	13
Interest expense	(6,343)	(835)	(3,358)	(4,409)
Loss on modification of debt			(779)
Other income	9	6	6	5

Total other expense	(6,275)	(807)	(4,106)	(4,391)

INCOME BEFORE PROVISION FOR INCOME TAXES	10,404	3,914	12,601	2,902
PROVISION FOR INCOME TAXES	3,852	1,404	4,983	1,223

NET INCOME	$6,552	$2,510	$7,618	$1,679

See notes to consolidated financial statements.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND
WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock
	Voting		Nonvoting			Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income
					Additional Paid-in Capital
	Shares	Amount	Shares	Amount				Total
PREDECESSOR
BALANCE—January 1, 2001	1,088,750	$11	85,348	$1	$1,463	$(9,243)		$(7,768)
Series A, Series B, and Series C redeemable preferred stock cumulative dividends						(2,376)		(2,376)
Stock option modification					10			10
Net income						1,679		1,679

BALANCE—December 31, 2001	1,088,750	11	85,348	1	1,473	(9,940)		(8,455)
Issuance of common stock	50,000	1			174			175
Series A, Series B, and Series C redeemable preferred stock cumulative dividends						(3,032)		(3,032)
Exercise of stock options	133,750	1			233			234
Repurchase of common stock	(293,000)	(3)			(533)			(536)
Stock option modification					893			893
Net income						7,618		7,618

BALANCE—December 31, 2002	979,500	10	85,348	1	2,240	(5,354)		(3,103)
Series A, Series B, and Series C redeemable preferred stock cumulative dividends						(1,183)		(1,183)
Stock option modification					334			334
Net income						2,510		2,510

BALANCE—March 31, 2003	979,500	$10	85,348	$1	$2,574	$(4,027)		$(1,442)

SUCCESSOR
INITIAL CAPITALIZATION—April 1, 2003	14,813,827	$148	1,000,000	$10	$47,283	$—	$—	$47,441
Derivative instrument							141	141
Net income						6,552		6,552

Total comprehensive income								6,693

BALANCE—December 31, 2003	14,813,827	$148	1,000,000	$10	$47,283	$6,552	$141	$54,134

See notes to consolidated financial statements.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND
WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Successor		Predecessor
	Nine Months Ended December 31, 2003		Three Months Ended March 31, 2003		Year Ended December 31,
					2002	2001
OPERATING ACTIVITIES:
Net income		$6,552		$2,510	$7,618		$1,679

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		4,764		1,369	5,139		5,598
Deferred income taxes		87		175	(474)		(617)
Loss (gain) on sale of assets		(7)		218	7		(12)
Stock option modification				334	893		10
Change in operating assets and liabilities:
Accounts receivable		1,959		(4,393)	(608)		1,906
Inventories		(533)		(1,593)	91		1,202
Other current assets		3,763		37	247		939
Accounts payable		481		686	(88)		5
Accrued payroll and other current liabilities		137		1,646	(1,517)		1,945

Total adjustments		10,651		(1,521)	3,690		10,976

Net cash provided by operating activities		17,203		989	11,308		12,655

INVESTING ACTIVITIES:
Purchases of property, plant, and equipment		(5,005)		(533)	(2,270)		(1,692)
Brentwood acquisition					(11,590)
Proceeds from sale of assets		7		11	13		17
Change in other assets		(163)		79	(1,185)		297

Net cash used in investing activities		(5,161)		(443)	(15,032)		(1,378)

FINANCING ACTIVITIES:
Principal payments under long-term financing agreements		(17,278)		(6,737)	(20,066)		(29,290)
Borrowings of long-term debt		3,387		6,200	20,418		17,093
Series C redeemable preferred stock issuance					3,500		900
Issuance of common stock					175
Exercise of stock options					234
Repurchase of common stock					(536)

Net cash (used in) provided by financing activities		(13,891)		(537)	3,725		(11,297)

NET (DECREASE) INCREASE IN CASH		(1,849)		9	1		(20)
CASH—Beginning of period		1,888		2	1		21

CASH—End of period		$39		$11	$2		$1

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest		$3,124		$681	$3,264		$3,648

Cash paid for income taxes—net		$7,574		$411	$6,666		$(554)

NONCASH ACTIVITY:
Accrued redeemable preferred stock cumulative dividends for Series A, B, and C	$			$1,184	$3,032		$2,376

Issuance of note payable	$		$		$2,150	$

See notes to consolidated financial statements.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR),
AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

1.    NATURE OF BUSINESS

        Company Background—WII Components, Inc. (formerly WII Holdings, Inc. and referred to herein as the "Successor" or the "Company"), a Delaware corporation, was formed to acquire 100% of the common stock of Woodcraft Industries, Inc. and Subsidiaries (the "Predecessor" or "Company") in a buyout (the "Acquisition") from the former owners. On April 9, 2003, pursuant to a sale agreement between WII Components, Inc. and the former owners, WII Components, Inc. acquired the common stock of Woodcraft Industries, Inc. for a total of approximately $145 million. For accounting purposes, the acquisition date is considered to be April 1, 2003. WII Components, Inc. has no independent assets or operations separate from its consolidated subsidiaries.

        The Acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and the liabilities assumed by WII Components, Inc. were recorded at fair value as of the date of the Acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed totaling $104,040,961 was recorded as goodwill.

        Description of Business—The Company is a leading manufacturer of wood cabinet doors, hardwood components, and engineered wood products in the United States. Its products are sold principally to leading national and regional kitchen and bathroom cabinet manufacturers. Its reputation for high quality and reliable performance has enabled the Company to establish strong, long-standing relationships with its customers. Its customers, in turn, distribute products through various sales channels, including specialty kitchen and bathroom cabinetry dealers, home center retailers, and homebuilders.

        Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. As described more fully in Note 5, the Company completed the acquisition of Woodcraft Industries, Inc. and its wholly owned subsidiaries, PrimeWood, Inc. ("PrimeWood") and Brentwood Acquisition, Corp. ("Brentwood") on April 9, 2003. All intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

2.    SIGNIFICANT ACCOUNTING POLICIES

        Revenue Recognition—The Company recognizes revenues and the related cost of sales when title passes, which is usually upon shipment of product under FOB shipping point terms. Freight billed to customers is included in sales. Shipping costs are included in cost of sales. Returns are estimated and provided for at the time of sale based on historical experience and current trends.

        Concentration of Credit Risk—Accounts receivable comprises primarily trade receivables related to the sale of the Company's products to its customers, primarily in the United States. The Company's customers representing 10% or more of consolidated sales, are as follows:

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31,
			2002	2001
A	12.8%	13.4%	15.6%	19.0%
B	12.6	12.4	11.9	9.2
C	10.0	11.7	12.8	12.8
D	11.1	10.0	7.8	3.7

        The Company's customers that represent 10% or more of consolidated accounts receivable as of December 31 are as follows:

	Successor 2003	Predecessor 2002
A	17.3%	8.2%
D	19.7	12.4
E	1.5	16.9

        Inventories—Inventories as of December 31 consisted of the following (in thousands):

	Successor 2003	Predecessor 2002
Raw materials	$8,315	$6,990
Work in process	3,116	2,912
Finished goods	2,039	804
LIFO adjustment	(143)	(1,287)

	$13,327	$9,419

        The majority of inventory is valued at the lower of last-in, first-out ("LIFO") cost or market. The remainder of the inventory is valued under the first-in, first-out method ("FIFO"). As of December 31, 2003, and 2002, inventory on the LIFO method represented 60% and 92%, respectively.

        Property, Plant, and Equipment—Improvements are capitalized and expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed using the straight-line method (for financial reporting purposes) and the accelerated method (for income tax reporting purposes). Estimated useful lives for financial reporting purposes are as follows:

Buildings and yards	20 - 40 years
Equipment (machinery)	7 - 10 years
Equipment (computer related)	3 - 5 years

        Goodwill—As discussed in Note 4, in 2002, the Company adopted and accounts for goodwill in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. In part, SFAS No. 142 states that companies are no longer required to amortize goodwill but instead must evaluate goodwill for impairment at least annually. Previously, goodwill was amortized over its estimated useful life.

        The Company has elected to perform its annual tests for goodwill impairment as of December 31 of each year. Fair value is measured using the present value of expected future cash flows.

        Under SFAS No. 142, the Company has prospectively ceased amortization of goodwill effective January 1, 2002. Supplemental comparative disclosure as if the change had been retroactively applied to prior years is as follows (in thousands):

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31,
			2002	2001
Net income as reported	$6,552	$2,510	$7,618	$1,679
Add goodwill amortization				614

Net income as adjusted	$6,552	$2,510	$7,618	$2,293

        Noncompete Agreement—Noncompete agreements primarily relate to an agreement with the former owner of Brentwood (Note 5). Noncompete rights are being amortized over the applicable terms of the agreements (5 years), and are expected to be fully amortized by July 2007. Expected amortization for the year ended December 31, 2004 is $506,389; 2005 is $430,000; 2006 is $430,000; and 2007 is $250,833.

        Other Assets—Other assets primarily represent financing fees and are amortized over the term of the related financing agreement. During 2002, the Company amended and restated its credit agreement. For accounting purposes, the debt modification was considered an extinguishment of the previous credit agreement resulting in a loss on modification of debt of $779,000.

        Impairment of Long-Lived Assets—The Company evaluates the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows. There were no material impairment write-downs during any of the periods presented.

        Insurance—The Company is partially self-insured for medical and workers' compensation costs, subject to maximum individual stop-loss amounts. Other current liabilities related to insurance included in the consolidated balance sheets are $2,207,408 and $2,203,564 at December 31, 2003 and December 31, 2002, respectively.

        Income Taxes—The Company accounts for income taxes in accordance with the liability method of accounting, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the consolidated financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The Company records a valuation allowance when it is more likely than not that the net deferred tax assets will not be realized.

        Stock Options—The Predecessor had a stock option plan that provided for the granting of up to 150,881 nonqualified stock options on the Predecessor's common stock. Certain officers, directors, and key employees were granted options to purchase common stock of the Predecessor under these plans. Options become exercisable over a three-year period. At the end of each year, one-third of the total options to an individual become vested. The Predecessor purchased the 14,250 options prior to its acquisition (Note 5).

        In 2002, 133,750 options were modified to accelerate the exercise date. This resulted in a compensation expense charge of $510,000 in 2002. All of these options were subsequently exercised. The fair value of each option is determined on the date of grant, using a stock option pricing model.

        There were 29,501 options that were canceled and reissued during 2001, resulting in the need to adopt variable accounting over the remaining vesting period of the repriced options. As of December 31, 2002, of the remaining options 6,250 shares were vested. The Predecessor recorded compensation expense related to options of $334,000 for the three-month period ended March 31, 2003.

        Information regarding stock options under all plans is summarized as follows:

			Predecessor
	Successor
					Year Ended December 31,
	Nine Months Ended December 31, 2003		Three Months Ended March 31, 2003
					2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of period		$—	14,250	$2.40	140,000	$1.00	77,341	$8.00
Granted	1,617,000	3.00			8,000	3.50	140,000	1.00
Exercised					133,750	1.00
Canceled							77,341	8.00

Outstanding, end of period	1,617,000	$3.00	14,250	2.40	14,250	$2.40	140,000	$1.00

Exercisable, end of period		$3.00	14,250	2.40	14,250	$2.40	46,667	$1.00

Weighted average fair value of options granted	$.49		$—		$.43		$.12

        In April 2003, the 2003 Stock Option and Grant Plan ("2003 Plan") was approved by the stockholders of the Successor. The 2003 Plan allows the granting of both incentive stock options and nonqualified stock options. The 2003 Plan serves as the successor to the plans implemented by the Predecessor. Under the terms of the 2003 Plan, a maximum of 2,500,000 shares of stock, subject to adjustment, were made available for awards to officers, employees, directors, consultants, and other key persons of the Company. Awards may include, but are not limited to, stock options, restricted stock, unrestricted stock awards, and substitute performance awards.

        At December 31, 2003, 1,617,000 options were outstanding with terms of 10 years from the date of grant, and 883,000 shares were available for future grants under the 2003 Plan. Issued options vest in equal annual installments over four years. All options outstanding at December 31, 2003 had an exercise price of $3.00 per share and a weighted average remaining contractual life of nine years. The fair value of the options was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 3.0%, 4.4%, and 4.4%; expected life of six years, three years, and three years; and no volatility for the nine months ended December 31, 2003 and the years ended December 31, 2002 and 2001, respectively

        The Company accounts for the options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized as of the original grant date. Had compensation cost for the options been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been the following pro forma amounts for the nine-month period ended December 31, 2003, the three-month period ended March 31, 2003, and for the years ended December 31, 2002 and 2001 (in thousands):

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31,
			2002	2001
Net income
As reported	$6,552	2,510	$7,618	$1,679
Pro forma	6,420	2,510	7,617	1,662

        Derivative Instruments and Hedging Activities—All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated in a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and recognized in the statement of operations when the hedged item affects earnings. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, defines the requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that is not designated as or does not qualify as a hedge, changes in fair value are recognized in earnings. Management has determined that, except for an interest rate collar (see Note 7), the Company has no freestanding or embedded derivatives. The Company's policy is to not use freestanding derivatives for speculative purposes.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications—Certain 2002 and 2001 financial statement amounts have been reclassified to conform to the 2003 presentation. These reclassifications had no impact on net income as previously reported. Redeemable preferred stock was reclassified which reduced stockholders' equity by $16,825,000 at December 31, 2002.

        New Accounting Pronouncements—In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies the requirements for a guarantor's accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have an impact on the Company's consolidated balance sheet or results of operations.

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an Interpretation of ARB 51. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46 (R), Consolidation of Variable Interest Entities, which represents a revision to FIN 46. The provisions of FIN 46 (R) are effective for interests in VIEs as of the first interim, or annual, period ending after December 15, 2003. In addition, FIN 46 (R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings issued after January 31, 2003. The adoption of FIN 46 did not have an impact on the Company's consolidated results of operations, financial position, or cash flow.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS No. 150 must be classified as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial position or results of operation.

3.    BUSINESS SEGMENTS

        The Company conducts its business within one reportable segment: the wood kitchen and bath products segment. The Company has two primary product categories: hardwood products and engineered wood products. Hardwood products produces a comprehensive line of hardwood doors and components. Engineered wood products includes rigid thermofoil doors and components, veneer raised panels, and wrapped profiles.

        The Company's sales by product category are as follows:

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31,
			2002	2001
Hardwood products	$91,241	$28,665	$97,866	$77,367
Engineered wood products	41,406	12,315	45,966	43,536

Total	$132,647	$40,980	$143,832	$120,903

        Substantially all sales are made within North America.

4.    GOODWILL

        Effective January 1, 2002, the Company adopted and began accounting for goodwill in accordance with SFAS No. 142 which states that companies are no longer required to amortize goodwill but instead must evaluate goodwill for impairment annually, if not more frequently. The Company has elected to perform its annual tests for goodwill impairment as of December 31 of each year. Previously, goodwill was amortized over its estimated useful life. Based on the impairment tests, the Company's fair value exceeds the carrying value, resulting in no goodwill impairment.

        The changes in the carrying amount of goodwill were as follows (in thousands):

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31, 2002
Balance—Beginning of period	$104,041	$24,513	$21,825
Goodwill acquired			2,973
Purchase accounting adjustment		(93)	(285)

Balance—End of period	$104,041	$24,420	$24,513

        Accumulated amortization on goodwill was $0 at December 31, 2003 and was $2,080,029 at March 31, 2003 and December 31, 2002.

5.    ACQUISITIONS

        As stated in Note 1, the Successor was formed to acquire 100% of the common stock of the Predecessor in a buyout from the former owners. On April 9, 2003, pursuant to a sale agreement between the Successor and the former owners, the Successor acquired the common stock of the Predecessor for a total of approximately $145 million. For accounting purposes, the acquisition date is considered to be April 1, 2003. The Successor has no independent assets or operations separate from its consolidated subsidiaries.

        The Acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and the liabilities assumed by the Successor were recorded at fair value as of the date of the Acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed totaling $104,040,961 was recorded as goodwill.

        The components of the purchase price allocation are as follows (in thousands):

Current assets	$34,531
Property, plant, and equipment	35,622
Other assets	4,280
Noncompete agreements	2,065
Goodwill	104,041

Assets acquired	180,539
Liabilities assumed	133,098

Net assets acquired	$47,441

        The Company obtained various forms of debt (Note 7) totaling approximately $97,559,000 at the date of acquisition to fund the acquisitions and future operations.

        Pro forma operating results of the Predecessor, assuming the acquisition of Woodcraft occurred on January 1, 2002, are as follows (in thousands):

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
Sales from continuing operations net sales	$40,980	$143,832
Net income	1,660	4,536

        Pro forma financial information is provided for informational purposes only and is not necessarily indicative of the Company's operating results that would have occurred had the acquisitions been consummated on the dates for which the consummation of the acquisitions are being given effect, nor is it necessarily indicative of the Company's future operating results. The pro forma amounts do not reflect any operating efficiencies and cost savings that the Company believes are achievable.

        In July 2002, the Company acquired specific assets and assumed certain liabilities of Brentwood, Inc. The purchase price of $13,740,000 was paid $11,590,000 in cash and $2,150,000 in note payable. The purchase has been accounted for using the purchase method of accounting as stipulated by SFAS No. 141, Business Combinations. The results of operations of Brentwood have been included in the financial statements as of the acquisition date (July 31, 2002). The following table summarizes the assets acquired and liabilities assumed (in thousands):

Current assets	$2,014
Property and equipment	6,698
Other assets	695
Noncompete agreement	2,150
Goodwill	2,973

Assets acquired	14,530
Liabilities assumed	790

Net assets acquired	13,740
Note payable issued	2,150

Cash consideration paid	$11,590

        The noncompete agreement is being amortized over the life of the agreement (5 years).

        Pro forma operating results for the Predecessor, assuming the acquisition of Brentwood occurred on January 1, 2001, are as follows (in thousands):

	Year Ended December 31,
	2002	2001
Net sales	$152,026	$134,161
Net income	7,870	1,901

6.    FINANCING ARRANGEMENTS (PREDECESSOR)

        Long-term debt consisted of the following (in thousands):

Predecessor
December 31, 2002
Term loans, interest at the Eurodollar reference rate plus 3.75% to 4.25% (5.19% to 5.69% at December 31, 2002), due in varying installments through December 2004	$13,725
Revolving line of credit, interest at the Eurodollar reference rate plus 3.75% (5.19% at December 31, 2002)	3,700
Senior subordinated notes payable, due June 30, 2005, interest at 13.5%, payable quarterly	6,000
Less unamortized discount	(514)
Industrial revenue bonds, due in installments through March 1, 2025, interest at variable rates as determined weekly by the bond remarketing agent (5.23% at December 31, 2002)	6,900
Note payable bearing interest at 8%, payable quarterly and due on July 31, 2007	2,150
Other, due through 2013, interest ranging from 6.25% to 8.00%	673

Total debt	32,634
Less—current maturities	6,361

$26,273

        Term Loans and Revolving Line of Credit—During 2002, the Predecessor amended and restated its credit agreement with the bank (the "Credit Agreement"). The Credit Agreement was to mature on December 31, 2004 and provides for $21,950,000 in term loans and a revolving line of credit of $12,000,000. The Credit Agreement is collateralized by all assets of the Predecessor and includes restrictive covenants that require the Company to maintain certain financial ratios, among other matters. For accounting purposes, the debt modification was considered an extinguishment of the previous credit agreement resulting in a loss on extinguishment of debt of $779,000 in fiscal 2002.

        Senior Subordinated Notes Payable—The Predecessor issued $6,000,000 of senior subordinated notes payable (the "Senior Notes") in 1998. As of December 31, 2002 the interest rate was 13.5% and interest on the Senior Notes is due quarterly. The Predecessor issued warrants (see Note 10) to purchase 182,890 shares of common stock of the Predecessor for a nominal exercise price in connection with the issuance of the Senior Notes. The value of the warrants of $1,463,000 was recorded as additional paid-in capital, is shown as a discount on the Senior Notes, and was being amortized to interest expense over the term of the Senior Notes. Loans under the Senior Notes are unsecured.

        Industrial Revenue Bonds ("IRB")—The IRBs were issued to finance the construction of a facility and are collateralized by a letter of credit issued under the terms of the Credit Agreement discussed above. The IRBs were due in varying annual installments through March 1, 2025. These installments alternatively may be used to reduce the Predecessor's outstanding borrowings under the term loans.

        Note Payable—In fiscal 2002, the Predecessor issued an unsecured note payable in connection with the Brentwood acquisition (Note 5). The note bears interest at 8% compounded quarterly. The principal is to be paid in three equal installments of $716,666 on July 31, 2005, 2006, and 2007.

        As a part of the Acquisition, all of the Predecessor's existing long-term debt was retired, with the exception of the other long term debt in the table above.

7.    FINANCING ARRANGEMENTS (SUCCESSOR)

        Long-term debt consists of the following (in thousands):

Successor
December 31, 2003
Revolver (6.63% at December 31, 2003)	$1,800
Subordinated convertible notes, due April 2004, 5% interest payable	20,000
Senior term loan A, interest at LIBOR plus 3.88% (5.01% at December 31, 2003) due in varying installments through March 31, 2008	33,150
Senior term loan B, interest at LIBOR plus 4.25% (5.36% at December 31, 2003) interest-only payments until June 2008 with balance due September 2009	20,500
Senior term loan C, interest at 15%, interest-only payments until December 2009, balance due March 2010	19,421
Other due through 2013, interest ranging from 6.25% to 8.00%	77

Total debt	94,948
Less current maturities	24,627

$70,321

        Subordinated Convertible Debt—The Successor issued approximately $20 million of 5% Convertible Subordinated Notes due April 9, 2004 in April 2003. These notes are convertible at any time prior to maturity, unless previously redeemed, at the option of the holders into shares of the Company's common stock at a conversion price of $3.00 per share, subject to certain adjustments. The notes are subordinated to the Successor's senior indebtedness. The notes will not be subordinated to the Company's trade payables or other general creditors of the Successor.

        Credit Agreement and Term Loans—In April 2003 the Successor entered into a $90,500,000 credit facility that provides for $75,500,000 in term loans and a revolving line of credit of $15,000,000. The Agreement is collateralized by all assets of the Successor and includes various restrictive covenants, including, among others, capital expenditure limitations, a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum interest average ratio, and a minimum EBITDA amount. The Successor was in compliance with these debt covenants at December 31, 2003.

        In July 2003, the Successor entered into a three-year interest rate collar transaction with a notional amount of $55,550,000 to limit the interest rate (LIBOR rate) on a portion of this variable rate debt between a floor of 1.2% and a cap of 6.0%. To the extent that the index rate is below the collar floor, payment is due from the Successor. To the extent the index rate is above the collar cap, the Successor is entitled to receive the difference. The index rate at December 31, 2003 was 1.16%. The fair value of the interest rate collar is approximately $148,342 at December 31, 2003 and is classified in other assets.

        This interest rate collar was designated as a cash flow hedge that was marked-to-market with the effective portions of changes in the fair value of the interest rate collar recognized as other comprehensive income. The ineffective portions of the hedges are recognized in earnings in the current period.

        See Note 14 for a description of subsequent events related to the Successor's financing arrangements.

        Maturities of Long-Term Debt—The aggregate maturities of long-term debt as of December 31, 2003 are as follows (in thousands):

Year Ending December 31
2004	$24,627
2005	5,551
2006	8,350
2007	11,600
2008	11,600
Thereafter	33,220

$94,948

        Capital Leases—The Company leases certain equipment under capital lease agreements with interest rates of 3.65% to 8.33%. The agreements expire at various dates through 2008. Future minimum lease payments required under these capital leases at December 31, 2003 are as follows (in thousands):

Year Ending December 31
2004	$1,129
2005	1,233
2006	1,454
2007	552
2008	733

Total capital lease obligations	5,101
Less amount representing interest	613

Present value of capital lease obligations	4,488
Less current maturities	886

Capital lease obligations—net of current maturities	$3,602

8.    COMMITMENTS AND CONTINGENCIES

        Operating Leases—The Company is obligated under various operating leases for warehouse space and plant equipment. Rental expense under these agreements was approximately $198,593 for the nine-month period ended December 31, 2003, $65,993 for the three-month period ended March 31, 2003, and $253,895, and $306,920 for the years ended December 31, 2002 and 2001, respectively. Future minimum lease payments are as follows (in thousands) as of December 31, 2003:

Year Ending December 31
2004	$266
2005	46
2006	43
2007	38
2008	26

$419

        Woodcraft Industries, Inc. Retirement Assurance Plan—The Company sponsors a 401(k) and profit sharing plan which covers certain full-time employees who meet eligibility requirements as to age and length of service. Employees are allowed to make pretax contributions up to the maximum amount permitted by law. Employer contributions to the plan are made at the discretion of the Board of Directors. The Company's contribution was $381,214, $201,467, $549,782, and $519,232 during the nine-month period ended December 31, 2003, the three-month period ended March 31, 2003, and the years ended December 31, 2002 and 2001, respectively.

        Litigation—In the normal course of business, the Company is subject to various instances of litigation. In the opinion of the Company's management and legal counsel, the ultimate settlement of such matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

9.    INCOME TAXES

        The provision for income taxes consisted of the following (in thousands):

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31,
			2002	2001
Current provision:
Federal	$3,153	$1,091	$4,622	$1,479
State	612	138	835	361

	3,765	1,229	5,457	1,840
Deferred tax expense (benefit)	87	175	(474)	(617)

Provision for income taxes	$3,852	$1,404	$4,983	$1,223

        The provision for income taxes differs from the amount of income tax determined by applying the U.S. federal tax rate to pretax income due to the following:

	Successor	Predecessor
	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31,
			2002	2001
Tax provision at federal rate	$3,547	$1,331	$4,411	$987
Increase (decrease) in income taxes resulting from:
Nondeductible interest		18	73	71
Nondeductible expenses	16	3	119	208
Federal tax credits	(94)	(131)	(125)	(164)
State income taxes—net of federal benefit	383	183	505	121

Provision for income taxes	$3,852	$1,404	$4,983	$1,223

        Net deferred tax assets (liabilities) consist of the following components as of December 31:

	Successor 2003	Predecessor 2002
Depreciation	$(5,930)	$(4,298)
Noncompete agreements	1,272	1,080
Loan fees		136
Goodwill	(102)	(120)
Accruals	142	193
Inventory	(882)	(176)
Capital leases	1,376	1,644
Bad debt expense	90	378
Accrued payroll and health insurance	1,090	1,078

Net deferred tax liabilities	$(2,944)	$(85)

Whereof:
Current	$1,420	$1,738
Noncurrent	(4,364)	(1,823)

	$(2,944)	$(85)

10.    REDEEMABLE PREFERRED STOCK (PREDECESSOR)

        Series A Redeemable Preferred Stock—The Predecessor issued 750,000 shares of Series A in 1998 for consideration of $6,000,000. Series A had certain preferential liquidation, redemption, and dividend rights as follows:

  a.
  In the event of liquidation of the Predecessor, the holders of Series A are entitled to receive an amount in cash equal to $8.00 per share plus all accumulated but unpaid dividends.

  b.
  Each share of Series A is redeemable at any time at the option of the Predecessor at $8.00 per share plus all accrued and unpaid dividends. If not redeemed earlier, each outstanding share of Series A shall be redeemed by the Predecessor on June 16, 2005 at $8.00 per share plus all accrued and unpaid dividends. Additionally, there is mandatory redemption of Series A upon the closing of a registered public offering or upon a change in the Predecessor's ownership.

  c.
  Holders of Series A are entitled to receive cumulative dividends of 15% per year per share. Such dividends accrue whether or not declared or paid and are payable before dividends on any other securities are declared or paid.

        All Series A Redeemable Preferred Stock was purchased in connection with the Acquisition.

        Series B and Series C Redeemable Preferred Stock—The Predecessor issued 803,125 shares of Series B in 1998 for consideration of $6,425,000 and 112,500 shares of Series C in 2001 for consideration of $900,000. In 2002, the Predecessor issued 437,500 shares of Series C for consideration of $3,500,000. Series B and Series C have certain preferential liquidation, redemption, and dividend rights as follows:

  a.
  In the event of liquidation of the Predecessor, the holders of Series B and Series C are entitled to receive an amount in cash equal to $8.00 per share plus all accumulated but unpaid dividends, whether declared or not.

  b.
  Each share of Series B and Series C is redeemable at any time at the option of the Predecessor at $8.00 per share plus all accrued and unpaid dividends. Additionally, there is mandatory redemption of Series B and Series C upon the sale, transfer, or disposition of the Predecessor's assets, or if the Predecessor is merged or consolidated with another party.

  c.
  Holders of Series B and Series C are entitled to receive cumulative dividends of 12% per year per share payable in cash or additional shares of Series B and Series C. Dividends accrue whether or not declared or paid.

        All Series B and Series C Redeemable Preferred Stock was purchased in connection with the Acquisition.

        Accumulated Dividends—Unpaid Series A accumulated dividends of $5,352,249, Series B accumulated dividends of $4,488,786, and Series C accumulated dividends of $395,591 as of December 31, 2002 are included in dividends payable on the consolidated balance sheets. In April 2003, all dividends ($11,420,000) were paid in connection with the Acquisition.

        Warrants—In connection with the issuance of Series A and Series B preferred stock, the Company has issued warrants for the purchase of up to 1,178,125 shares of nonvoting common stock and 13,125 shares of voting common stock to stockholders at an exercise price of $8.00 per share. In 2001, 13,125 shares of the voting common stock were subsequently exercised and redeemed by the Company. The warrants are exercisable through February 28, 2005. No value has been assigned to these warrants as their values were deemed to be insignificant at the time of issuance.

        In connection with the issuance of the Senior Notes, the Company issued a total of 182,890 warrants to purchase nonvoting common stock of the Company. In 1998, 85,348 shares of nonvoting common stock were exercised at a nominal price per share. Each warrant entitles the holder to purchase one share of nonvoting common stock at a nominal exercise price, and such warrants expire on June 16, 2008 or the date on which the Senior Notes are fully paid at the time of issuance.

        All warrants were bought out in connection with the Acquisition.

11.    STOCKHOLDERS' EQUITY (PREDECESSOR)

        Authorized Shares—The Predecessor's Restated Articles of Incorporation authorize the aggregate issuance of 14,986,875 shares of stock divided into five classes consisting of: 750,000 shares of Series A redeemable preferred stock ("Series A"), $.01 par value; 803,125 shares of Series B redeemable preferred stock ("Series B"), $.01 par value; 1,000,000 shares of Series C redeemable preferred stock ("Series C"), $.01 par value; 5,000,000 shares of voting common stock, $.01 par value; 600,000 shares of nonvoting common stock, $.01 par value; and 6,833,750 undesignated shares, $.01 par value. The undesignated shares shall be divisible into such classes or series and have such voting rights, other rights, and preferences, as determined by the Predecessor's Board of Directors.

        Common Stock—During fiscal 2002, the Predecessor issued 50,000 shares resulting in a compensation charge of $383,000, and repurchased 293,000 shares for $536,000.

12.    STOCKHOLDERS' EQUITY (SUCCESSOR)

        The Successor's Amended and Restated Certificate of Incorporation authorized the aggregate issuance of 30,000,000 shares of stock divided into three classes: 28,000,000 shares of voting common stock, $0.01 par value; 1,000,000 shares of nonvoting common stock, $0.01 par value; and 1,000,000 undesignated preferred stock, par value $0.01.

13.    RELATED-PARTY TRANSACTIONS

        The Successor has a management services agreement with an affiliate of the primary investor whereby the Successor pays a transaction fee to the affiliate for services provided for each financing, refinancing, acquisition, or similar nonrecurring transaction. The Successor paid $1,740,000 to this affiliate for services related to the Acquisition which is recorded as goodwill and $1,160,000 for financing services which is recorded in other assets as deferred financing costs.

        The Predecessor had a management services agreement with an affiliate of their former primary investor, whereby the Predecessor paid an annual base fee of $300,000 plus a percentage fee based on annual net operating cash flow. The total fee was $81,370, $825,059, and $500,000 for the three-month period ended March 31, 2003 and the years ended December 31, 2002 and 2001, respectively. The Predecessor had unpaid fees of $999,196 at December 31, 2002 that are recorded in other current liabilities.

        The Predecessor entered into a noncompete agreement on July 31, 2002 with the former majority stockholder of Brentwood (Note 2).

        The Predecessor entered into consulting and noncompete agreements on June 16, 1998 with the former majority stockholder of PrimeWood. The agreements require aggregate payments of approximately $4,600,000 in equal annual installments over a six-year period. The fee under these agreements was $575,250, $191,750, $767,000, and $767,000 for the nine months ended December 31, 2003, the three months ended March 31, 2003, and the years ended December 31, 2002, and 2001, respectively. The Predecessor had accrued but unpaid fees of $0 and $479,167 at December 31, 2003 and 2002, respectively.

14.    SUBSEQUENT EVENTS

        On February 9, 2004, the Successor's $20 million subordinated convertible notes, along with approximately $0.9 million of related accrued interest, were converted into approximately 7.0 million shares of the Successor's $0.01 par value common stock.

        On February 18, 2004, the Successor completed the offering of $120 million of 10% senior notes due 2012. The net proceeds of the offering of the senior notes were used to pay off the outstanding term loans and revolving line of credit, to pay a dividend of approximately $21.5 million, and to repurchase approximately $17.6 million of the Successor's outstanding common stock. As a part of the equity restructuring, the Successor repriced the outstanding stock options. The Successor has adopted variable plan accounting for these options from the date of the repricing. Based on the fair value of the options as of the date of the repricing, the Successor will record approximately $3.4 million of compensation expense over the remaining vesting period of approximately three years. Also in February 2004, the Successor paid a one-time special bonus to certain key employees of approximately $800,000. In conjunction with the note offering, the Successor terminated the interest rate collar on the variable portion of the outstanding term loans. Additionally in February 2004, the Successor entered into a new $25 million revolving line of credit. As a result of the refinancing discussed above, the Successor wrote off approximately $3.4 million of deferred financing fees in the first quarter of fiscal 2004.

        In March 2004, the Successor signed a letter of intent to acquire a cabinet door manufacturer. Financial terms of the deal include a purchase price of $17 million. The Successor plans to finance 50% of the acquisition using its new revolver and to pay 50% with cash derived from additional equity contributions. The Successor anticipates the transaction will close by the end of their second fiscal quarter of 2004.

* * * * * *

PROSPECTUS

WII COMPONENTS, INC.

Offer to Exchange up to $120,000,000 Aggregate Principal Amount of
10% Senior Notes due 2012
for
All of the $120,000,000 Aggregate Principal Amount of our outstanding
10% Senior Notes due 2012

         Until                        , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

        In accordance with Section 145 of the Delaware General Corporation Law, Article VII of our Second Amended and Restated Certificate of Incorporation provides that no director of WII Components, Inc. shall be personally liable to WII Components, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to WII Components, Inc. or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Second Amended and Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article V of our By-laws provides for indemnification by WII Components, Inc. of its directors, officers and anyone serving in certain capacities with other entities at the request of WII Components and to the fullest extent provided for by the Delaware General Corporation Law against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director, officer or serving in certain capacities with another entity at the request of WII Components of the corporation. Article V of our By-laws further provides that we may idemnify non-officer employees in the discretion of our Board of Directors. Indemnification shall only be available if such director, officer or employee acted in good faith and in a manner he or she believed to be in or not opposed to, the best interests of WII Components and, with respect to any criminal proceeding, he or she had no reason to believe such conduct was unlawful. Furthermore, Article V of our by-laws requires us to advance all expenses incurred by any of our directors and permits us to advance all expenses incurred by any officer or indemnified non-employee officer in connection with the defense of any proceeding for which indemnification is authorized.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  See Exhibits.

Exhibit No.	Exhibit Description
2.1*	Purchase and Exchange Agreement dated April 9, 2003 by and among WII Holdings, Inc. and The Investors and Management Stockholders as defined therein
2.2*	Asset Purchase Agreement dated July 25, 2002 by and among Brentwood Acquisition Corp., Brentwood, Inc., The Lucas Kendall Company, LLC and others, as amended by Amendment No. 1 dated July 30, 2002
2.3*	Agreement and Plan of Merger dated as of April 9, 2003 by and among WII Holdings, Inc., Woodcraft Acquisition Subsidiary, Inc. and Woodcraft Industries, Inc.
3.1*	Second Amended and Restated Certificate of Incorporation of WII Components, Inc.
3.2*	Amended and Restated By-laws of WII Components, Inc.
3.3*	Restated Articles of Incorporation of Woodcraft Industries, Inc.
3.4*	Restated Bylaws of Woodcraft Industries, Inc.

3.5*	Articles of Incorporation of Primewood, Inc.
3.6*	Bylaws of Primewood, Inc.
3.7*	Certificate of Incorporation of Brentwood Acquisition Corp.
3.8*	Bylaws of Brentwood Acquisition Corp.
4.1*	Stockholders Agreement dated April 9, 2003 by and among WII Holdings, Inc. and the Stockholders as defined therein
4.2*	Registration Rights Agreement dated April 9, 2003 by and among WII Holdings, Inc. and the Stockholders as defined therein
4.3*	Indenture dated as of February 18, 2004 by and among WII Components, Inc., and U.S. Bank National Association
4.4*	Purchase Agreement dated as of February 18, 2004, by and among WII Components Inc.. and the Purchasers as defined therein
4.5*	Registration Rights Agreement dated as of February 18, 2004, by and among WII Components, Inc. and the Initial Purchasers as defined therein
4.6*	Form of WII Components, Inc. 10% Senior Note due 2012 (contained in Exhibit 4.3)
5.1*	Opinion of Goodwin Procter LLP as to the legality of the securities
10.1*	WII Holdings, Inc. 2003 Stock Option and Grant Plan
10.2*	Form of Director Indemnification Agreement
10.3*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and John Fitzpatrick
10.4*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Dale Herbst
10.5*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Gary Noon
10.6*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Robert Bennett
10.7*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Joel Beyer
10.8*
Credit Agreement, dated as of February 18, 2004, by and among WII Components, Inc. as Borrower and Antares Capital Corporation, for itself and as Agent for all Lenders, and the Financial Institutions Party thereto.
10.9*	Form of Revolving Note
12.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included in signature pages of the Registration Statement)

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association
99.1*	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines)
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Registered Holders and DTC participants
99.4*	Form of Letter from Registered Holders to Clients

*
filed herewith

(b)    SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts

The transactions in the allowance for doubtful accounts for the years ended December 31, 2003, 2002 and 2001 were as follows (in thousands):

	Successor	Predecessor
	December 31, 2003	March 31, 2003	December 31, 2002	(Unaudited) December 31, 2001
Balance, beginning of year	$358	$996	$845	$496
Acquisition Opening Balance	0	0	41	0
Provision	(72)	(446)	131	432
Write-offs	(49)	(192)	(21)	(83)

Balance, end of year	$237	$358	$996	$845

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to file an applicable Form T-1 for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations proscribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Cloud, the State of Minnesota, on the 14th day of May, 2004.

WII COMPONENTS, INC.
By:	/s/ JOHN FITZPATRICK John Fitzpatrick Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints each of John Fitzpatrick and Dale B. Herbst as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN FITZPATRICK John Fitzpatrick	Chief Executive Officer (Principal Executive Officer)	May 14, 2004
/s/ DALE B. HERBST Dale B. Herbst	Vice-President,Treasurer and Secretary (Principal Financial and Accounting Officer)	May 14, 2004
/s/ DENNIS G. SISCO Dennis G. Sisco	President and Director	May 14, 2004
/s/ TOM PERLMUTTER Tom Perlmutter	Director	May 14, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Cloud, the State of Minnesota, on the 14th day of May, 2004.

WOODCRAFT INDUSTRIES, INC.
By:	/s/ JOHN FITZPATRICK John Fitzpatrick Chief Executive Officer, President and Director

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints each of John Fitzpatrick and Dale B. Herbst as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN FITZPATRICK John Fitzpatrick	Chief Executive Officer, President and Director (Principal Executive Officer)	May 14, 2004
/s/ DALE B. HERBST Dale B. Herbst	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 14, 2004
/s/ DENNIS G. SISCO Dennis G. Sisco	Director	May 14, 2004
/s/ TOM PERLMUTTER Tom Perlmutter	Director	May 14, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Cloud, the State of Minnesota, on the 14th day of May, 2004.

PRIMEWOOD, INC.
By:	/s/ JOHN FITZPATRICK John Fitzpatrick Chief Executive Officer, President and Director

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints each of John Fitzpatrick and Dale B. Herbst as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN FITZPATRICK John Fitzpatrick	Chief Executive Officer, President and Director (Principal Executive Officer)	May 14, 2004
/s/ DALE B. HERBST Dale B. Herbst	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 14, 2004
/s/ DENNIS G. SISCO Dennis G. Sisco	Director	May 14, 2004
/s/ TOM PERLMUTTER Tom Perlmutter	Director	May 14, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Cloud, the State of Minnesota, on the 14th day of May, 2004.

BRENTWOOD ACQUISITION CORP.
By:	/s/ JOHN FITZPATRICK John Fitzpatrick Chief Executive Officer and Director

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints each of John Fitzpatrick and Dale B. Herbst as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN FITZPATRICK John Fitzpatrick	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2004
/s/ DALE B. HERBST Dale B. Herbst	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 14, 2004
/s/ DENNIS G. SISCO Dennis G. Sisco	Director	May 14, 2004
/s/ TOM PERLMUTTER Tom Perlmutter	Director	May 14, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1*	Purchase and Exchange Agreement dated April 9, 2003 by and among WII Holdings, Inc. and The Investors and Management Stockholders as defined therein
2.2*	Asset Purchase Agreement dated July 25, 2002 by and among Brentwood Acquisition Corp., Brentwood, Inc., The Lucas Kendall Company, LLC and others, as amended by Amendment No. 1 dated July 30, 2002
2.3*	Agreement and Plan of Merger dated as of April 9, 2003 by and among WII Holdings, Inc., Woodcraft Acquisition Subsidiary, Inc. and Woodcraft Industries, Inc.
3.1*	Second Amended and Restated Certificate of Incorporation of WII Components, Inc.
3.2*	Amended and Restated By-laws of WII Components, Inc.
3.3*	Restated Articles of Incorporation of Woodcraft Industries, Inc.
3.4*	Restated Bylaws of Woodcraft Industries, Inc.
3.5*	Articles of Incorporation of Primewood, Inc.
3.6*	Bylaws of Primewood, Inc.
3.7*	Certificate of Incorporation of Brentwood Acquisition Corp.
3.8*	Bylaws of Brentwood Acquisition Corp.
4.1*	Stockholders Agreement dated April 9, 2003 by and among WII Holdings, Inc. and the Stockholders as defined therein
4.2*	Registration Rights Agreement dated April 9, 2003 by and among WII Holdings, Inc. and the Stockholders as defined therein
4.3*	Indenture dated as of February 18, 2004 by and among WII Components, Inc., and U.S. Bank National Association
4.4*	Purchase Agreement dated as of February 18, 2004, by and among WII Components Inc.. and the Purchasers as defined therein
4.5*	Registration Rights Agreement dated as of February 18, 2004, by and among WII Components, Inc. and the Initial Purchasers as defined therein
4.6*	Form of WII Components, Inc. 10% Senior Note due 2012 (contained in Exhibit 4.3)
5.1*	Opinion of Goodwin Procter LLP as to the legality of the securities
10.1*	WII Holdings, Inc. 2003 Stock Option and Grant Plan
10.2*	Form of Director Indemnification Agreement
10.3*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and John Fitzpatrick
10.4*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Dale Herbst
10.5*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Gary Noon

10.6*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Robert Bennett
10.7*	Employment Agreement dated April 9, 2003 between Woodcraft Industries, Inc. and Joel Beyer
10.8*
Credit Agreement, dated as of February 18, 2004, by and among WII Components, Inc. as Borrower and Antares Capital Corporation, for itself and as Agent for all Lenders, and the Financial Institutions Party thereto.
10.9*	Form of Revolving Note
12.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included in signature pages of the Registration Statement)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association
99.1*	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines)
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Registered Holders and DTC participants
99.4*	Form of Letter from Registered Holders to Clients

*
filed herewith

QuickLinks

TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
THE EXCHANGE OFFER
THE EXCHANGE NOTES
RISK FACTORS
Risks Related to Our Business
Risks Related to the Notes
USE OF PROCEEDS
THE EXCHANGE OFFER
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Our Business Strategy
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEPENDENT AUDITORS' REPORT
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002 (In thousands, except share and per share amounts)
WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (In thousands, except share amounts)
WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2003 AND 2002
PROSPECTUS WII COMPONENTS, INC. Offer to Exchange up to $120,000,000 Aggregate Principal Amount of 10% Senior Notes due 2012 for All of the $120,000,000 Aggregate Principal Amount of our outstanding 10% Senior Notes due 2012
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX